UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________________

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Gray Television, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting to be held on May 3, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 9:30 a.m., Eastern time, on May 3, 2017, at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

1.     the election of nine members of Gray Television, Inc.’s Board of Directors;

2.     the approval, on a non-binding advisory basis, of the compensation of Gray Television, Inc.’s named executive officers (the “say-on-pay vote”);

3.     a non-binding advisory vote relating to the frequency (every one, two or three years) of Gray Television, Inc.’s future non-binding say-on-pay votes;

4.     the approval of the Gray Television, Inc. 2017 Equity and Incentive Compensation Plan (the “2017 Incentive Plan”);

5.     the ratification of the appointment of RSM US LLP as Gray Television, Inc.’s independent registered public accounting firm for 2017; and

6.     such other business and matters or proposals as may properly come before the meeting.

Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 10, 2017 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders and to any invitees of Gray Television, Inc.

Your vote is very important. Regardless of whether you plan to attend the annual meeting, we encourage you to vote as soon as possible by one of three convenient methods in order to ensure your shares are represented at the meeting: accessing the internet site listed on the notice of internet availability of proxy materials or proxy card, calling the toll-free number listed on the proxy card, or signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the annual meeting and vote in person.

By Order of the Board of Directors,
Hilton H. Howell, Jr.
Chairman, President and Chief Executive Officer

Atlanta, Georgia

March 22, 2017

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on May 3, 2017

This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of each of our common stock, no par value per share, and our Class A common stock, no par value per share, in connection with the solicitation of proxies by the Board for use at our 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) to be held at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on May 3, 2017, at 9:30 a.m., Eastern time, and at any adjournments or postponements thereof. For directions to the location of the 2017 Annual Meeting, you may contact our corporate offices at (404) 504-9828. Distribution to shareholders of the Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and a proxy card is scheduled to begin on or about March 22, 2017.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by submitting a later dated vote via the internet or by telephone, by signing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to our Corporate Secretary prior to the 2017 Annual Meeting, or by attending and voting at the 2017 Annual Meeting. Attendance at the 2017 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2017 Annual Meeting.

If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of each of the director nominees recommended by the Board, FOR the say-on-pay vote, for EVERY THREE YEARS on the proposal relating to the frequency of future say-on-pay votes, FOR the approval of the 2017 Incentive Plan and FOR the ratification of the Company’s independent registered public accounting firm, and in accordance with the discretion of the named proxies on any other matters properly brought before the 2017 Annual Meeting.

The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees, who will not receive additional compensation therefor, in person or by telephone or other means of electronic communication. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock and our Class A common stock as of the record date for the 2017 Annual Meeting, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

Table of Contents

Page

VOTING MATTERS	1

PROPOSAL 1 ELECTION OF DIRECTORS	4

PROPOSAL 2 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	7

PROPOSAL 3 ADVISORY VOTE RELATING TO THE FREQUENCY (EVERY ONE, TWO OR THREE YEARS) OF THE COMPANY’S FUTURE SHAREHOLDER NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION	8

PROPOSAL 4 APPROVAL OF THE OF THE GRAY TELEVISION, INC. 2017 EQUITY AND INCENTIVE COMPENSATION PLAN	9

PROPOSAL 5 RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017	26

CORPORATE GOVERNANCE	27

STOCK OWNERSHIP	30

EXECUTIVE COMPENSATION	32

REPORT OF COMPENSATION COMMITTEE	48

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	49

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	49

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49

REPORT OF AUDIT COMMITTEE	50

OTHER MATTERS	51

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT	51

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING	51

AVAILABILITY OF FORM 10-K	51

HOUSEHOLDING	51

-i-

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

VOTING MATTERS

Record Date and Voting Rights

Our Board has fixed the close of business on March 10, 2017 as the record date (the “Record Date”) for determining holders of our common stock and our Class A common stock entitled to notice of, and to vote at, the 2017 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2017 Annual Meeting. As of the record date, 66,324,959 shares of our common stock and 6,521,521 shares of our Class A common stock were outstanding. Each share of our common stock is entitled to one vote and each share of our Class A common stock is entitled to ten votes for each director nominee and each other matter to be acted upon at the 2017 Annual Meeting. Cumulative voting for director nominees is not allowed. The total number of possible votes for each director nominee, and for each other matter to be acted upon, is 131,540,169.

Shareholders of record may vote:

●	by the internet at http://www.proxyvote.com and following the instructions on the Notice or the proxy card;

●	by telephone at 1-800-690-6903 as directed on the proxy card;

●	by completing and mailing the proxy card; or

●	by attending the 2017 Annual Meeting and voting in person.

Instructions for voting are included on the Notice or the proxy card.

You may revoke your proxy and change your vote by:

●	voting by the internet or telephone on or before 11:59 p.m., Eastern time, on May 2, 2017;

●	signing and properly submitting another proxy with a later date that is received before the polls close at the 2017 Annual Meeting;

●	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary, prior to the 2017 Annual Meeting; or

●	voting in person at the 2017 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting

The following information can be found at http://www.proxyvote.com:

●	Notice of Annual Meeting;

●	Proxy Statement;

●	2016 Annual Report on Form 10-K; and

●	Form of Proxy Card.

Quorum

A quorum is necessary to hold a valid 2017 Annual Meeting. A majority of possible votes, or 65,770,085 votes (including abstentions and broker non-votes (described below)), represented in person or by proxy will constitute a quorum. Votes cast in person or by proxy at the 2017 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will count such votes to determine whether a quorum is present for the transaction of business.

If a quorum is not present at the scheduled time of the 2017 Annual Meeting, the chairman of the meeting may adjourn or postpone the 2017 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2017 Annual Meeting will be announced at the time the adjournment is taken and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2017 Annual Meeting.

Shares Held by a Bank, Broker or Other Nominee and Broker Non-Votes

If you are the beneficial owner of shares of our common stock or Class A common stock held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will be prohibited from voting your shares on any matter other than with respect to the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2017. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to all other proposals voted on at the 2017 Annual Meeting. Additionally, the record holder may elect not to vote your shares with respect to the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” with respect to that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not voted on a proposal.

Additionally, if you participate in our Capital Accumulation Plan (the “Capital Accumulation Plan”) and have contributions invested in the Company’s common stock as of the Record Date, your proxy card will also serve as a voting instruction card for the trustee under the Capital Accumulation Plan (the “Capital Accumulation Plan Trustee”). If you do not give instructions to the Capital Accumulation Plan Trustee, the Capital Accumulation Plan Trustee will be prohibited from voting your shares on any matter at the 2017 Annual Meeting and your shares will not be included for purposes of calculating the presence of a quorum.

Required Vote

Director nominees are elected by a plurality of the votes cast in person or by proxy at the 2017 Annual Meeting, which means that the nine nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.

The non-binding approval of Gray’s say-on-pay vote requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2017 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal. Because the shareholder vote on this proposal is advisory only, it will not be binding on Gray or the Board. However, the Compensation Committee of the Board (the “Compensation Committee”) will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation as the committee deems appropriate.

The non-binding advisory vote relating to the frequency of future say-on-pay votes requires shareholders to choose between a frequency of every one, two or three years or abstain from voting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal. The option receiving a plurality of votes cast will be considered the preference of the shareholders. Because the shareholder vote on this proposal is advisory only, it will not be binding on Gray or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of future advisory say-on-pay votes as it deems appropriate.

The approval of the 2017 Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2017 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

The ratification of the appointment of RSM US LLP as Gray’s independent registered public accounting firm for 2017 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2017 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

With respect to any other matter that may properly come before the 2017 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2017 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, Gray’s Articles of Incorporation or Gray’s Bylaws, or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Board Recommendation

The Board recommends that you vote:

●	“FOR” the election of the nine nominees to the Board to hold office until the 2018 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;

●	for “EVERY THREE YEARS,” on a non-binding advisory basis, on the frequency of future say-on-pay votes;

●	“FOR” the approval of the 2017 Incentive Plan; and

●	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Unexecuted or Unclear Proxies

If you are a record holder and properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2017 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees, FOR the say-on-pay vote, for EVERY THREE YEARS on the proposal relating to the frequency of future say-on-pay votes, FOR the approval of the 2017 Incentive Plan and FOR the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the 2017 Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

Pursuant to our Bylaws and resolutions of the Board, the size of the Board is currently set at ten directors. At the 2017 Annual Meeting, nine directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. Harriett J. Robinson currently serves as a director of the Company. Mrs. Robinson will not stand for reelection at the 2017 Annual Meeting, however she will continue to serve as a director emeritus of the Company. Following the 2017 Annual Meeting, the size of the Board will be reduced to nine directors. The director nominees are current directors that have all been nominated for reelection by the Nominating and Corporate Governance Committee. Other than Luis A. Garcia and Richard B. Hare, each of whom are “independent” directors as described below, each nominee was elected by the shareholders at the Company’s most recent annual meeting. Mr. Garcia and Mr. Hare were appointed by the Board on June 30, 2016 and September 20, 2016, respectively.

In case any nominee listed in the table below should be unavailable for any reason, which we have no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee prior to or at the 2017 Annual Meeting. Alternatively, if no substitute is selected by the Nominating and Corporate Governance Committee prior to or at the 2017 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election.

Set forth below is information concerning each of the nominees as of March 22, 2017:

Name	Director Since	Age	Position
Hilton H. Howell, Jr.	1993	54	Chairman, President and Chief Executive Officer
Howell W. Newton	1991	70	Lead Independent Director
Richard L. Boger	1991	70	Director
T. L. Elder	2003	79	Director
Luis A. Garcia	2016	50	Director
Richard B. Hare	2016	50	Director
Robin R. Howell	2012	52	Director
Elizabeth R. Neuhoff	2015	47	Director
Hugh E. Norton	1987	84	Director

Hilton H. Howell, Jr. has served as our Chief Executive Officer since August 2008 and has also served as our President since June 2013. Mr. Howell, who is a member of the Executive Committee of the Board, has been a director since 1993 and served as the Vice Chairman of the Board from 2002 until April 2016 when he was appointed as Chairman. He served as our Executive Vice President from September 2002 to August 2008. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1991. Mr. Howell also serves as a director of Atlantic American Corporation and of each of its subsidiaries, American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as a director of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company. He is the son-in-law of Mrs. Harriett J. Robinson and the husband of Mrs. Robin R. Howell, both of whom are members of our Board. In addition to the detailed operational knowledge he has gained in his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from current and past leadership positions as an executive and his service on numerous boards. Mr. Howell also has practiced as an attorney in a variety of roles, which experience provides additional perspective to the matters within the purview of the Board.

Howell W. Newton has served as a director since 1991, and as Lead Independent Director since April 2016, and is Chairman of the Audit Committee and a member of each of the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board. Since December 2015, Mr. Newton has been a Manager of 1899 Management Services, LLC, a real estate and investment company, that assumed the assets of Trio Manufacturing Co., a real estate and investment company. From 1978 through December 2015, Mr. Newton was President and Treasurer of Trio Manufacturing Co. Mr. Newton’s many years of executive experience with a financial services company provides the Board with considerable financial expertise. His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

Richard L. Boger is the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee and is also a member of the Executive Committee and the Audit Committee of Gray’s Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., a financial services consulting company, since February 2002. He has also served, between July 2003 and July 2013, as business manager for Owen Holdings, LLLP; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP; and since March 2006, as business manager for Heathland Holdings, LLLP, each of which is an investment holding company. He has also served, since September 2012, as Trustee for the Boger-Owen Foundation, a 501(c)3 nonprofit under the Internal Revenue Code. He also serves as a member of the Board of Trustees of Corner Cap Group of Funds, a series mutual fund. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his position as the Chief Executive Officer of a specialized financial services consulting company, his having founded and sold two commercial insurance services companies, and his service as a partner and business manager in three investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.

T.L. (Gene) Elder is a member of the Audit Committee of our Board. From 1994 to 2004, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers which was acquired by Spherion Staffing Services in March 2010, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board and the Audit Committee with significant financial and accounting expertise.

Luis A. Garcia is a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Garcia has been the President and Lead Strategist of MarketVision, a privately owned, strategic marketing firm focused on understanding diverse audiences, since 2008. Prior thereto, Mr. Garcia served as the managing director of Garcia 360°, an integrated marketing firm which he founded in 1998, until it merged with MarketVision in 2008. The Board believes Mr. Garcia’s entrepreneurial success and considerable strategic marketing experience provide valuable insight and expertise to the Board and allow him to substantively contribute to the vision and growth of the Company.

Richard B. Hare is a member of the Audit Committee of our Board. Mr. Hare is currently a private investor and consultant, who previously served as Senior Vice President and Chief Financial Officer of Carmike Cinemas, Inc., one of the largest motion picture exhibitors in the United States, from March 2006 until it was acquired by AMC Entertainment Holdings in December 2016. Prior thereto, Mr. Hare held a number of finance and accounting positions at various entities. Mr. Hare possesses a strong financial management and accounting background, as evidenced by the various senior financial positions held during his career, including his service as a senior vice president and chief financial officer of a public company, which deepen the financial and public company expertise of the Board.

Robin R. Howell has served as Vice President and a director of both Delta Life Insurance Company and Delta Fire & Casualty Company since 1992. She formerly served as Chairman of the Board of Farmer’s and Merchant’s Bank and as a member of the Board of Directors of Premier Bancshares Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has had a number of management and oversight roles in various businesses in which her family has maintained ownership interests since that time. Mrs. Howell is also a member of the board of directors of Atlantic American Corporation. Mrs. Howell is the daughter of Mrs. Robinson and the wife of Mr. Howell. Mrs. Howell is active in the community, serving on the Board of Directors and Executive Committee of the High Museum of Art, the Board of Directors of the Forward Arts Foundation, and as a member of the Junior League of Atlanta. Mrs. Howell’s experience in board matters, and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provide valuable insight to the Company and elevate the Company’s profile in the community.

Elizabeth R. (Beth) Neuhoff serves as the President and Chief Executive Officer of Neuhoff Communications, Inc., which is a privately owned radio and digital media company focused on small-to mid-size communities, a role she has held since August 2012. Prior thereto, she served as Executive Vice President of the Midwest division of Interep National Radio Sales, Inc, a national media sales and marketing firm. Ms. Neuhoff is an elected director of the National Association of Broadcasters, the broadcast industry trade association in Washington, D.C.; a director of the Broadcaster’s Foundation of America, the broadcast industry’s largest and oldest charitable organization; a Trustee of the National Association of Broadcaster’s Education Foundation and a Trustee of the National Association of Broadcaster’s Political Action Committee. She is a member of the Young President’s Organization, Ellevate (formerly 85 Broads), the International Women’s Forum, and the Alliance for Women in Media. She is a graduate of the NABEF’s Broadcast Leadership Class that works in tandem with the FCC to encourage diversity of ownership in broadcasting. The Board believes Ms. Neuhoff’s significant experience in both executive and sales roles at media organizations, combined with her experience with non-profit entities within the media and other industries, results in Ms. Neuhoff being able to provide significant insight into the Company, its operations and the regulatory environment in which it operates.

Hugh E. Norton is a member of each of the Compensation Committee and the Nominating and Governance Committee of our Board. Mr. Norton has been a real estate developer in Destin, Florida, and also served as President of Norco Holdings, Inc., an insurance agency, beginning in 1973. Prior to that, he was Regional Manager of Security Insurance Group where he served for 15 years. Mr. Norton brings to the Board a wealth of business experience based on his many years of service as an executive, as well as a unique perspective based on the regulatory and local government issues he faces as a developer. As the director with the longest tenure on our Board, he also serves as an ongoing source for industry-specific knowledge.

The Board of Directors recommends a vote FOR each of the director nominees.

PROPOSAL 2
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the right to vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). This advisory vote is commonly referred to as the “say-on-pay” vote. At the Company’s 2011 Annual Meeting of Shareholders, the Company’s shareholders took action with respect to an advisory vote on the frequency of say-on-pay votes. A plurality of votes cast on the advisory vote on the frequency of say-on-pay votes were for such vote to occur “every three years,” supporting the Board’s recommendation. Based upon that result, the Board determined that an advisory say-on-pay stockholder vote would be held every three years until the next advisory vote on the frequency of future say-on-pay votes, which is also being voted on at the 2017 Annual Meeting. In the Company’s most recent advisory say-on-pay vote, at the Company’s 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”), 98.9% of votes cast were voted “for” the approval of the executive compensation as disclosed in the 2014 Annual Meeting proxy statement. The Compensation Committee has considered the outcome of this vote in its establishment and oversight of the compensation of the executive officers in subsequent years.

The Company’s compensation policy with respect to its named executive officers is designed to attract, motivate and retain talented executive officers, and to align their interests with the long-term interests of the Company’s shareholders. The Company seeks to accomplish this with an appropriate mix of compensation elements and amounts. Please read the “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the compensation of our named executive officers for 2016 as detailed in the tables and narrative in the “EXECUTIVE COMPENSATION” section of this proxy statement.

The say-on-pay vote gives shareholders the opportunity to indicate their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers disclosed and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, the Board recommends that shareholders approve the following advisory resolution:

“RESOLVED, that the shareholders of Gray Television, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board, or the Company. However, the Compensation Committee and the Board value the opinions of the Company’s shareholders, and the Compensation Committee will consider the outcome of the vote in its establishment and oversight of the compensation of the executive officers.

The Board of Directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 3
ADVISORY VOTE RELATING TO THE FREQUENCY (EVERY ONE, TWO OR THREE
YEARS) OF THE COMPANY’S FUTURE SHAREHOLDER NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides Gray’s shareholders with the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal No. 2 above) on the compensation disclosed in the Company’s proxy statement of its named executive officers (“NEOs”).

We are requesting your vote to advise us whether you believe this non-binding shareholder vote relating to the compensation of Gray’s NEOs should occur every one, two or three years. The Board recommends that you support a frequency period of every three years (a triennial vote) for future non-binding “say-on-pay” votes.

In an advisory vote in 2011, our shareholders voted in favor of submission of the Company’s executive compensation to our shareholders for approval on a non-binding basis every three years and our Board approved this approach. The Company, the Compensation Committee and the Board continue to believe that it is appropriate and in the best interests of the Company for Gray’s shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•

As described in Proposal 2, Gray’s compensation programs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Gray’s shareholders. The Company believes that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year (particularly given the cyclical nature of the television broadcast industry, as well as the fact that the realization of value of a key component of the executive total compensation program — stock and other long-term incentives — can only be measured over a longer term time horizon).

•

Consistent with our approach to compensation, in the event that Gray were to receive an advisory vote disapproving of the Company’s compensation for its NEOs, the Board would want to understand its shareholders’ views that led to such vote and determine changes that would take into consideration the cyclical nature of our business. A triennial approach will provide the Compensation Committee enough time to consider and, if appropriate, implement changes in response to the say-on-pay vote for such changes to have meaningful impact.

For the reasons above, the Board recommends a vote for a three-year frequency of the non-binding shareholder vote relating to the compensation of the Company’s NEOs. When considering a vote on this proposal, note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three-year frequency or an opportunity to abstain from voting on the proposal.

The Board of Directors recommends shareholders vote to conduct a non-binding advisory shareholder vote on the compensation of the Company’s named executive officers EVERY THREE YEARS.

PROPOSAL 4
APPROVAL OF THE OF THE gray television, inc.
2017 equity and INCENTIVE compensation PLAN

We are asking shareholders to approve the Gray Television, Inc. 2017 Equity and Incentive Compensation Plan. On March 20, 2017, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the 2017 Annual Meeting, the 2017 Incentive Plan. The 2017 Incentive Plan will replace the Gray Television, Inc. 2007 Long Term Incentive Plan, as amended (the “2007 Plan”), which was originally approved by our shareholders on May 2, 2007 and amended in 2012. No awards may be granted under the 2007 Plan after May 2, 2017. In addition to the 2007 Plan, the Company also maintains the Director Restricted Stock Plan (the “Director Plan”). The Director Plan became effective on January 1, 2003 and provides for the grant of awards of restricted stock to non-employee directors of our Board.

The Board is recommending that the Company’s shareholders vote in favor of the 2017 Incentive Plan, which will succeed in its entirety the 2007 Plan. The 2017 Incentive Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other key employees of the Company and its subsidiaries, non-employee directors of the Company, and certain non-employees who provide employee-type services.

Our principal reason for adopting the 2017 Incentive Plan is to obtain shareholder approval of shares of our common stock (no par value) and our Class A common stock (no par value) (collectively, “Stock”) available for awards under the 2017 Incentive Plan. Shareholder approval of the 2017 Incentive Plan is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the 2017 Incentive Plan for purposes of Section 162(m) of the Code. Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our Chief Executive Officer and certain other executive officers in a taxable year to the extent that compensation to any such covered employee exceeds $1.0 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the 2017 Incentive Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the 2017 Incentive Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Generally, compensation attributable to stock options, appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders (or, in the case of stock options or appreciation rights, the increase in the value of the shares after the date of grant). Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

We are seeking shareholder approval of the material terms for “qualified performance-based compensation” under the 2017 Incentive Plan, including the performance measures and applicable individual grant limits under the 2017 Incentive Plan, as well as the individuals eligible to receive awards under the 2017 Incentive Plan, to have the flexibility to potentially grant awards under the 2017 Incentive Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the material terms for “qualified performance-based compensation” under the 2017 Incentive Plan, assuming that all other requirements of Section 162(m) of the Code are met, we may be able to obtain tax deductions with respect to awards issued under the 2017 Incentive Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) of the Code through the 2022 Annual Meeting of Shareholders (in other words, for five years).

If the 2017 Incentive Plan is approved by shareholders, it will be effective as of the day of the 2017 Annual Meeting. As discussed above, no further grants are allowed to be made under the 2007 Plan after May 2, 2017. Outstanding awards under the 2007 Plan, however, will continue in effect in accordance with their terms. If the 2017 Incentive Plan is not approved by our shareholders, we will not be able to grant awards under the 2017 Incentive Plan and our ability to grant certain performance-based awards may be limited.

The following description of the 2017 Incentive Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text of the 2017 Incentive Plan set forth in Appendix A.

Why We Recommend That You Vote for this Proposal

The 2017 Incentive Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on, shares of Stock or factors that may influence the value of our shares, plus cash incentive awards, for the purpose of attracting and retaining non-employee directors and officers and other key employees and service providers of the Company and its subsidiaries, and to provide to such persons incentives and rewards for service or performance. Some of the key features of the 2017 Incentive Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2017 Incentive Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.

The use of shares of our Stock as part of our compensation program is also important to our continued success because equity-based awards are an important component of our compensation program for key employees, as they link compensation with long-term shareholder value creation and reward participants based on the Company’s performance. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.

As of March 10, 2017, 2,782,262 shares of our common stock and 59,361 shares of our Class A common stock remained available for issuance under the 2007 Plan. If the 2017 Incentive Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our shareholders.

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2007 Plan and the Director Plan and the potential shareholder dilution that would result if our proposed share authorization under the 2017 Incentive Plan is approved. The information below is as of March 10, 2017. As of that date, there were 66,324,959 shares of our common stock and 6,521,521 shares of our Class A common stock outstanding.

Under our 2007 Plan and Director Plan:

Common Stock:

●	Outstanding full-value awards (performance shares and restricted stock): 503,685 shares of common stock (approximately 0.8% of our outstanding shares of common stock);

●	Outstanding stock options: 274,746 shares of common stock (approximately 0.4% of our outstanding shares of common stock);

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Total shares of common stock subject to outstanding awards as described above (full-value awards and stock options): 778,431 shares of common stock (approximately 1.2% of our outstanding shares of common stock);

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Total shares of common stock available for future awards under the 2007 Plan and the Director Plan: 2,782,262 shares of common stock under the 2007 Plan (approximately 4.2% of our outstanding shares of common stock) and 770,000 shares of common stock under the Director Plan (approximately 1.2% of our outstanding shares of common stock); and

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The total number of shares of common stock subject to outstanding awards (778,431 shares of common stock), plus the total number of shares of common stock available for future awards under the 2007 Plan (2,782,262 shares of common stock) and the Director Plan (770,000 shares of common stock), represents a current overhang percentage of 6.5% (potential dilution of our shareholders represented by the 2007 Plan and the Director Plan).

Class A Common Stock:

●	Outstanding full-value awards (performance shares and restricted stock): 385,776 shares of Class A common stock (approximately 5.9% of our outstanding shares of Class A common stock);

●	Total shares of Class A common stock available for future awards under the 2007 Plan: 59,361 shares of Class A common stock (approximately 0.9% of our outstanding shares of Class A common stock); and

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The total number of shares of Class A common stock subject to outstanding awards (385,776 shares of Class A common stock), plus the total number of shares of Class A common stock available for future awards under the 2007 Plan (59,361 shares of Class A common stock), represents a current overhang percentage of 6.8% (potential dilution of our shareholders represented by the 2007 Plan).

Under the 2017 Incentive Plan:

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Proposed shares of common stock available for awards under the 2017 Incentive Plan: 5,000,000 shares of common stock, so the new share request represents about 7.5% of our outstanding shares of common stock—this percentage reflects the dilution of our shareholders that would occur if the 2017 Incentive Plan is approved.

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Proposed shares of Class A common stock available for awards under the 2017 Incentive Plan: 2,000,000 shares of Class A common stock, so the new share request represents about 30.7% of our outstanding shares of Class A common stock—this percentage reflects the dilution of our Class A common stock shareholders that would occur if the 2017 Incentive Plan is approved.

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To be clear, if the 2017 Incentive Plan is approved, none of the shares remaining available for issuance under the 2007 Plan will be available for issuance under the 2017 Incentive Plan and no shares of Stock subject to outstanding awards granted under the 2007 Plan that are forfeited or canceled, or otherwise expire, are settled in cash or are unearned, will be available for issuance under the 2017 Plan.

Total potential overhang or dilution under the 2017 Incentive Plan:

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The total shares of common stock subject to outstanding awards as of March 10, 2017 (503,685 shares of common stock), plus the proposed new shares of common stock available for awards under the 2017 Incentive Plan (5,000,000 shares of common stock), represent a total overhang of 5,503,685 shares of common stock (8.3%) under the 2017 Incentive Plan.

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The total shares of Class A common stock subject to outstanding awards as of March 10, 2017 (385,776 shares of Class A common stock), plus the proposed new shares of Class A common stock available for awards under the 2017 Incentive Plan (2,000,000 shares of Class A common stock), represent a total overhang of 2,385,776 shares of Class A common stock (36.6%) under the 2017 Incentive Plan.

Based on the closing price on the New York Stock Exchange on March 10, 2017 for our shares of common stock of $14.10 per share, the aggregate market value as of March 10, 2017 of the new 5,000,000 shares of common stock requested under the 2017 Incentive Plan was $70.5 million. In fiscal years 2014, 2015 and 2016, we granted awards under the 2007 Plan covering 312,961 shares of common stock, 150,308 shares of common stock, and 237,500 shares of common stock, respectively. Based on our basic weighted average of shares of common stock outstanding for those three years of 52,078,138, 62,462,234 and 65,854,618, respectively, for the three-fiscal-year period 2014-2016, our average burn rate, not taking into account forfeitures, was 0.4% (our individual years’ burn rates were 0.6% for fiscal 2014, 0.2% for fiscal 2015, and 0.4% for fiscal 2016).

Based on the closing price on the New York Stock Exchange on March 10, 2017 for our shares of Class A common stock of $12.95 per share, the aggregate market value as of March 10, 2017 of the new 2,000,000 shares of Class A common stock requested under the 2017 Incentive Plan was $29.5 million. In fiscal years 2014, 2015 and 2016, we granted awards under the 2007 Plan covering 236,294 shares of Class A common stock, 287,510 shares of Class A common stock, and 218,612 shares of Class A common stock, respectively. Based on our basic weighted average of shares of Class A common stock outstanding for those three years of 5,783,446, 5,868,043 and 5,993,774, respectively, for the three-fiscal-year period 2014-2016, our average burn rate, not taking into account forfeitures, was 4.2% (our individual years’ burn rates were 4.1% for fiscal 2014, 4.9% for fiscal 2015, and 3.7% for fiscal 2016).

In determining the number of shares to request for approval under the 2017 Incentive Plan, our management team worked with our outside advisors and the Compensation Committee to evaluate our recent share usage and expected future grant practices.

If the 2017 Incentive Plan is approved, we intend to utilize the shares authorized under the 2017 Incentive Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2017 Incentive Plan combined with the shares available for future awards will last for about five years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic practice or our share price changes materially. As noted in “Summary of Material Terms of the 2017 Incentive Plan,” our Compensation Committee would retain full discretion under the 2017 Incentive Plan to determine the number and amount of awards to be granted under the 2017 Incentive Plan, subject to the terms of the 2017 Incentive Plan, and future benefits that may be received by participants under the 2017 Incentive Plan are not determinable at this time.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2017 Incentive Plan Highlights

Administration. The 2017 Incentive Plan will generally be administered by the Compensation Committee.

Reasonable 2017 Incentive Plan Limits. Shares of common stock and Class A common stock are available for issuance under the 2017 Incentive Plan:

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Common Stock. Subject to adjustment as described in the 2017 Incentive Plan, total awards under the 2017 Incentive Plan are limited to 5,000,000 shares of common stock, plus any shares of common stock made available under the 2017 Incentive Plan as described below. These shares of common stock may be shares of original issuance or treasury shares or a combination of the two.

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Class A Common Stock. Subject to adjustment as described in the 2017 Incentive Plan, total awards under the 2017 Incentive Plan are limited to 2,000,000 shares of Class A common stock, plus any shares of Class A common stock made available under the 2017 Incentive Plan as described below. These shares of Class A common stock may be shares of original issuance or treasury shares or a combination of the two.

The 2017 Incentive Plan also provides that, subject to adjustment as described in the 2017 Incentive Plan:

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the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options will not exceed 5,000,000 shares of common stock and 2,000,000 shares of Class A common stock;

●	no participant will be granted stock options and/or SARs, in the aggregate, for more than 500,000 shares of common stock and 500,000 shares of Class A common stock during any calendar year;

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no participant will be granted awards of restricted stock, RSUs, performance shares and/or other stock-based awards that are Qualified Performance-Based Awards, in the aggregate, for more than 250,000 shares of common stock and 250,000 shares of Class A common stock during any calendar year;

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no participant in any calendar year will receive an award of performance units and/or other awards payable in cash (other than cash incentive awards) that are Qualified Performance-Based Awards, having an aggregate maximum value as of their respective grant dates in excess of $3,500,000;

●	no participant in any calendar year will receive cash incentive awards that are Qualified Performance-Based Awards having an aggregate maximum value in excess of $3,500,000; and

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no non-employee director will be granted, in any period of one calendar year, awards under the 2017 Incentive Plan having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes) in excess of $250,000.

A “Qualified Performance-Based Award” is any cash incentive award or award of performance shares, performance units, restricted stock, restricted stock units, or Other Awards (as defined below) to a covered employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

Allowances for Conversion Awards and Assumed Plans. Shares of Stock issued or transferred under awards granted under the 2017 Incentive Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2017 Incentive Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2017 Incentive Plan, under circumstances further described in the 2017 Incentive Plan, but will not count against the aggregate share limit or other 2017 Incentive Plan limits described above.

Limited Share Recycling Provisions. Subject to certain exceptions described in the 2017 Incentive Plan, if any award granted under the 2017 Incentive Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned, the shares of Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2017 Incentive Plan. The following shares of Stock will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Incentive Plan: (1) shares of Stock withheld by us in payment of the exercise price of a stock option granted under the 2017 Incentive Plan, (2) shares of Stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2017 Incentive Plan, and (3) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2017 Incentive Plan. Further, all shares of Stock covered by SARs that are exercised and settled in shares, whether or not all shares of Stock covered by the SARs are actually issued to the participant upon exercise, will reduce (and will not be added back to) the aggregate number of shares available under the 2017 Incentive Plan. In addition, shares of Stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Incentive Plan. If a participant elects to give up the right to receive compensation in exchange for shares of Stock based on fair market value, such shares of Stock will not count against the aggregate number of shares available under the 2017 Incentive Plan.

No Repricing Without Shareholder Approval. The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2017 Incentive Plan or in connection with a “change in control”) is prohibited without shareholder approval under the 2017 Incentive Plan.

Change in Control Definition. The 2017 Incentive Plan includes a definition of “change in control,” which is set forth below.

Other Features:

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The 2017 Incentive Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2017 Incentive Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share our of Stock on the date of grant.

●	The 2017 Incentive Plan is designed to allow awards made under the 2017 Incentive Plan to be Qualified Performance-Based Awards.

Section 162(m) of the Code

As discussed above, one reason for submitting this proposal to shareholders is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the 2017 Incentive Plan for purposes of Section 162(m) of the Code. Such shareholder approval is expected to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

In particular, the 2017 Incentive Plan includes a list of performance measures upon one or more of which the Compensation Committee must condition a grant or vesting of a Qualified Performance-Based Award pursuant to the 2017 Incentive Plan, which measures are as follows (including relative or growth achievement regarding such metrics):

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Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

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Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow (including as defined in any credit agreement), total cash flow, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment, broadcast cash flow, or broadcast cash flow less cash corporate expenses);

●	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

●	Working Capital (e.g., working capital targets, working capital divided by sales);

●	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

●	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; total leverage ratio, net of all cash; or leverage ratios as defined in any credit agreement);

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Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

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Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In addition to the performance measures, the 2017 Incentive Plan also includes certain individual grant limits for equity or incentive awards that can be granted pursuant to the 2017 Incentive Plan, as further described above under the heading “2017 Incentive Plan Highlights.”

Summary of Material Terms of the 2017 Incentive Plan

Administration. The 2017 Incentive Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2017 Incentive Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2017 Incentive Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2017 Incentive Plan, or of any agreement, notification or document evidencing the grant of awards under the 2017 Incentive Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2017 Incentive Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2017 Incentive Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.

Eligibility. Any person who is selected by the Committee to receive benefits under the 2017 Incentive Plan and who is at that time an officer or other key employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2017 Incentive Plan. In addition, certain persons who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2017 Incentive Plan. As of March 10, 2017, there were approximately 4,000 employees, 5 consultants, and 9 non-employee directors of the Company expected to participate in the 2017 Incentive Plan.

Shares Available for Awards under the 2017 Incentive Plan. Subject to adjustment as described in the 2017 Incentive Plan, the number of shares of common stock and Class A common stock available under the 2017 Incentive Plan for awards of:

●	stock options or appreciation rights;

●	restricted stock;

●	restricted stock units;

●	performance shares or performance units;

●	other stock-based awards under the 2017 Incentive Plan; or

●	dividend equivalents paid with respect to awards under the 2017 Incentive Plan;

will be, in the aggregate:

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5,000,000 shares of common stock, plus any shares of common stock that become available under the 2017 Incentive Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of awards; and

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2,000,000 shares of Class A common stock, plus any shares of Class A common stock that become available under the 2017 Incentive Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of awards.

Such shares of common stock and Class A common stock may be shares of original issuance, treasury shares or a combination of the foregoing.

Other Share Limits Under the 2017 Incentive Plan. The 2017 Incentive Plan also includes certain other share limits, as described above under “2017 Incentive Plan Highlights.”

Share Counting. The aggregate number of shares of Stock available under the 2017 Incentive Plan will be reduced by one share of Stock for every one share of Stock subject to an award granted under the 2017 Incentive Plan.

Subject to certain exceptions described in the 2017 Incentive Plan, if any award granted under the 2017 Incentive Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned, the shares of Stock subject to the award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2017 Incentive Plan.

The 2017 Incentive Plan further provides that the following shares of Stock will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Incentive Plan: (1) shares of Stock withheld by us in payment of the exercise price of a stock option granted under the 2017 Incentive Plan, (2) shares of Stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2017 Incentive Plan, and (3) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2017 Incentive Plan. Further, all shares of Stock covered by SARs that are exercised and settled in shares, whether or not all shares of Stock covered by the SARs are actually issued to the participant upon exercise, will reduce (and not be added back to) the aggregate number of shares available under the 2017 Incentive Plan. In addition, shares of Stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Incentive Plan. If a participant has elected to give up the right to receive compensation in exchange for shares of Stock based on fair market value, such shares of Stock will not count against the aggregate number of shares available under the 2017 Incentive Plan.

Shares of Stock issued or transferred pursuant to awards granted under the 2017 Incentive Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, and shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2017 Incentive Plan, but will not be added to the share limits under the 2017 Incentive Plan if (1) such award is cancelled or forfeited, expires or is settled for cash (in whole or in part), (2) such shares of Stock are withheld by us, tendered or otherwise used in payment of the exercise price of a stock option or to satisfy a tax withholding obligation or (3) such shares of Stock are not actually issued in connection with the settlement of an appreciation right on exercise.

Types of Awards Under the 2017 Incentive Plan. Pursuant to the 2017 Incentive Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), appreciation rights, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to shares of our Stock.

Generally, each grant of an award under the 2017 Incentive Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2017 Incentive Plan. If applicable, each Evidence of Award must specify whether the shares subject to the award are shares of common stock or shares of Class A common stock. A brief description of the types of awards which may be granted under the 2017 Incentive Plan is set forth below.

Stock Options. A stock option is a right to purchase shares of Stock upon exercise of the stock option. Stock options granted to an employee under the 2017 Incentive Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number and class of shares of Stock subject to the stock option and the required period or periods of the participant’s continuous service before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares of Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2017 Incentive Plan may not provide for dividends or dividend equivalents.

Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of appreciation rights. An appreciation right is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of shares of our Stock on the date of exercise.

Each grant of an appreciation right will be evidenced by an Evidence of Award that will specify the class of Stock subject to the appreciation right. Each Evidence of Award will be subject to the 2017 Incentive Plan and will contain such other terms and provisions, consistent with the 2017 Incentive Plan, as the Committee may approve. Each grant of appreciation rights will specify the period or periods of continuous service by the participant with the Company or any subsidiary that is necessary before the appreciation rights or installments of such appreciation rights will become exercisable. Appreciation rights may provide for continued vesting or earlier exercise, including in the case of retirement, death or disability of the participant or in the event of a change in control. Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, shares of Stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of an appreciation right may not be less than the fair market value of a share of Stock on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of an appreciation right. Appreciation rights granted under the 2017 Incentive Plan may not provide for dividends or dividend equivalents.

Restricted Stock. Restricted stock constitutes an immediate transfer of the ownership of shares of Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Stock on the date of grant.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Each grant of restricted stock will be evidenced by an Evidence of Award that will specify the class of Stock subject to the award. Each Evidence of Award will be subject to the 2017 Incentive Plan and will contain such terms and provisions, consistent with the 2017 Incentive Plan, as the Committee may approve.

Restricted stock may provide for continued vesting or the earlier termination of restrictions on such restricted stock, including in the event of retirement, death or disability of the participant or in the event of a change in control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Restricted Stock Units. Restricted stock units awarded under the 2017 Incentive Plan constitute an agreement by the Company to deliver shares of Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our Stock on the date of grant.

Restricted stock units may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or in the event of a change in control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Stock underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Stock, but dividend equivalents or other distributions on shares of Stock under the restricted stock units will be deferred until and paid contingent upon vesting of such restricted stock units. Each grant or sale of restricted stock units will specify the time and manner of payment of the restricted stock units that have been earned. A restricted stock unit may be paid in cash, shares of Stock or any combination of the two.

Each grant of a restricted stock unit award will be evidenced by an Evidence of Award that will specify the class of Stock subject to the restricted stock unit award. Each Evidence of Award will be subject to the 2017 Incentive Plan and will contain such terms and provisions, consistent with the 2017 Incentive Plan, as the Committee may approve.

Cash Incentive Awards, Performance Shares, and Performance Units. Performance shares, performance units and cash incentive awards may also be granted to participants under the 2017 Incentive Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

These awards, when granted under the 2017 Incentive Plan, become payable to participants upon the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to a cash incentive award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels but falls short of maximum achievement. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in shares of Stock, in restricted stock or RSUs, or in any combination thereof.

Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death or disability of the participant or in the event of a change in control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

Each grant of performance shares, performance units or a cash incentive award will be evidenced by an Evidence of Award that, if applicable, will specify the class of Stock subject to the award or to which the award relates. Each Evidence of Award will be subject to the 2017 Incentive Plan and will contain such other terms and provisions of such award, consistent with the 2017 Incentive Plan, as the Committee may approve.

Other Awards. The Committee may grant to any participant shares of Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock or factors that may influence the value of such shares of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, purchase rights for shares of Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The Committee will determine the terms and conditions of any such awards and will specify the class of Stock subject to the awards or to which the awards relate. Shares of Stock delivered under an award in the nature of a purchase right granted under the 2017 Incentive Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2017 Incentive Plan. The Committee may also grant shares of Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2017 Incentive Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or in the event of a change in control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional shares of Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Change in Control. The 2017 Incentive Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred if (subject to certain exceptions and limitations and as further described in the 2017 Incentive Plan): (1) a person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power represented by the outstanding voting stock of the Company, excluding acquisitions directly from or by the Company, by any employee benefit plan (or related trust) sponsored or maintained by the Company or certain affiliates, or by certain “permitted holders” (as defined in the 2017 Incentive Plan); (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2017 Incentive Plan (subject to certain exceptions); (3) the Company closes a merger, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where the outstanding voting stock of the Company is converted into or exchanged for voting stock of the surviving or transferee corporation and immediately after such transaction no person or group, other than the permitted holders, is the beneficial owner, directly or indirectly, of more than 50% of the total voting power represented by the outstanding voting stock of the surviving or transferee corporation; or (4) the Company’s shareholders approve its complete liquidation or dissolution.

Management Objectives; Qualified Performance-Based Awards. The 2017 Incentive Plan permits the Company to grant both Qualified Performance-Based Awards and awards that are not intended to be Qualified Performance-Based Awards, and provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.

Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2017 Incentive Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted stock, restricted stock units, dividend equivalents or Other Awards. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.

The Committee may grant awards subject to management objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Under the 2017 Incentive Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics set forth above under the heading “Section 162(m).”

Additionally, in the case of a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. Management objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (GAAP) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP, including such GAAP and non-GAAP financial metrics as set forth by the Company from time to time or as defined in any credit agreement. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a participant’s death or disability or a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Transferability of Awards. Except as otherwise provided by the Committee, no stock option, appreciation right, restricted stock, restricted stock unit, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2017 Incentive Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2017 Incentive Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the shares of Stock that are subject to awards under the 2017 Incentive Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in:
(1) the number of and kind of shares of Stock covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the 2017 Incentive Plan; (2) if applicable, the number of and kind of shares of Stock covered by Other Awards granted pursuant to the 2017 Incentive Plan; (3) the exercise price or base price provided in outstanding stock options and appreciation rights, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2017 Incentive Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the numbers of shares of Stock available for issuance under the 2017 Incentive Plan and the share limits of the 2017 Incentive Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, respectively, or (2) cancel outstanding “underwater” stock options or appreciation rights (including following a Participant’s voluntary surrender of “underwater” stock options or appreciation rights) in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without shareholder approval. The 2017 Incentive Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our shareholders.

Detrimental Activity and Recapture. Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any shares of Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the shares of Stock may be traded.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2017 Incentive Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2017 Incentive Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2017 Incentive Plan as then in effect unless the 2017 Incentive Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding. To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2017 Incentive Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, shares of Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Stock held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Stock on the date the benefit is to be included in participant’s income. In no event will the fair market value of the shares of Stock to be withheld and delivered pursuant to the 2017 Incentive Plan to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount of taxes required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) is permitted by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Stock acquired upon the exercise of stock options.

No Right to Continued Employment. The 2017 Incentive Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2017 Incentive Plan. The 2017 Incentive Plan will become effective on the date it is approved by the Company’s shareholders. No grants may be made under the 2007 Plan on or after May 2, 2017, provided that outstanding awards granted under the 2007 Plan will continue unaffected following such date.

Amendment and Termination of the 2017 Incentive Plan. The Board generally may amend the 2017 Incentive Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2017 Incentive Plan, (2) would materially increase the number of shares which may be issued under the 2017 Incentive Plan, (3) would materially modify the requirements for participation in the 2017 Incentive Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2017 Incentive Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively, except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. Except in the case of certain adjustments permitted under the 2017 Incentive Plan, no such amendment may be made that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the 2017 Incentive Plan, and including in the case of termination of employment or service due to death, disability or retirement, in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2017 Incentive Plan (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).

The Board may, in its discretion, terminate the 2017 Incentive Plan at any time. Termination of the 2017 Incentive Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2017 Incentive Plan more than ten years after the effective date of the 2017 Incentive Plan, but all grants made on or prior to such date will continue in effect thereafter subject to their terms and the terms of the 2017 Incentive Plan.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2017 Incentive Plan because the grant and actual pay-out of awards under the 2017 Incentive Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2017 Incentive Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2017 Incentive Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Stock received.

Nonqualified Stock Options. In general:

●	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

●

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

●

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares of Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Stock received on the exercise.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the 2017 Incentive Plan, such as time-vested restricted stock and restricted stock units, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Stock under the 2017 Incentive Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2017 Incentive Plan by our shareholders.

Equity Compensation Plan Information

The following table gives information about the common stock and Class A common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Common Stock:
Equity compensation plans approved by security holders
	274,746	(1)	$1.99	4,117,786	(1)(2)
Equity compensation plans not approved by security holders	—		$—	—

Total	274, 746			4,117,786

Class A Common Stock:
Equity compensation plans approved by security holders
	—	(1)	$—	257,581	(1)
Equity compensation plans not approved by security holders	—		$—	—

Total	—			257,581

_____________

(1)

Under our 2007 Long Term Incentive Plan, as of December 31, 2016, we were authorized to issue additional awards to acquire up to 3,347,786 shares of either our common stock or our Class A common stock; however, of this amount, we cannot grant share-based awards to acquire in excess of 257,581 shares of our Class A common stock. For purposes of this disclosure, we have assumed the future issuance of share-based awards to acquire 3,090,205 shares of our common stock and 257,581 shares of our Class A common stock, the maximum number of shares of Class A common stock issuable. We may, from time to time in the future, issue awards exercisable for more shares of common stock and less shares of Class A common stock.

(2)	Includes 770,000 shares of our common stock that are issuable under our Directors’ Restricted Stock Plan.

The Board of Directors recommends a vote FOR the approval of the 2017 Incentive Plan.

PROPOSAL 5
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed RSM US LLP as Gray’s independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2017. RSM US LLP has served as Gray’s independent registered public accounting firm since 2006 and is considered by management to be well-qualified.

Shareholder ratification of the selection of RSM US LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of RSM US LLP as Gray’s independent registered public accounting firm for 2017 under this proposal, it is contemplated that the appointment of RSM US LLP for the 2017 fiscal year will nevertheless be permitted to stand unless the Audit Committee, on reconsideration, finds other compelling reasons for making a change.

Representatives of RSM US LLP are expected to be present at the 2017 Annual Meeting and, if present, will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Fees

The fees billed by RSM US LLP for 2016 and 2015 were as follows:

	2016	2015
	($)	($)

Audit fees(1)	1,028,398	1,000,189
Audit-related fees(2)	102,920	106,069
Tax fees	—	—
All other fees(3)	63,857	57,500
Total	1,195,175	1,163,758

_____________

(1)	Audit fees include fees and expenses for the audit of the Company’s financial statements and internal control over financial reporting and fees for quarterly reviews of our reports on Form 10-Q.
(2)	Audit related fees were fees and expenses for audits of our employee benefit plans.
(3)	All other fees were for services provided in connection with various financing activities, a monitoring and evaluation study performed at one of our stations and telecom consulting services.

All audit related services, tax services and other non-audit services provided to the Company by RSM US LLP must be, and all such services and the expenses related to such services in 2016 and 2015 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of RSM US LLP’s independence in the conduct of its auditing functions.

In accordance with its written charter, the Audit Committee reviews and discusses with RSM US LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2017.

CORPORATE GOVERNANCE

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted to an executive officer, the waiver will be disclosed in an SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee, as well as our Corporate Governance Principles, are available on our website at www.gray.tv in the About Us section under the subheading Governance Documents. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that the following directors are independent in accordance with Sections 303A.02(a) and (b) of the NYSE listing standards and the standards set forth in the Internal Revenue Code of 1986 (the “IRC”) and the Securities Exchange Act of 1934 (the “Exchange Act”): Messrs. Boger, Elder, Garcia, Hare, Newton and Norton. Dr. William E. Mayher, who served as Chairman of the Board until he passed away in January 2016, was also determined to be an independent director. In making its independence determinations, the Board considered the following relationships between the Company and its directors, entities associated with directors, or members of their immediate families:

●	Mr. Howell’s status as an executive officer and his family relationships with Mrs. Howell and Mrs. Robinson;

●	Mrs. Howell’s and Mrs. Robinson’s family relationships with each other and Mr. Howell; and

●

Ms. Neuhoff’s status as an executive officer of, and certain of the Company’s prior business transactions with an affiliate of, Neuhoff Communications, including as described in more detail below under “Certain Relationships and Related Party Transactions.”

Gray encourages interested parties to communicate with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, which communications will be forwarded to the Board by the Company’s Corporate Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.

The Board does not have a formal policy with respect to attendance at annual meetings of shareholders, but the Board has historically held a regularly scheduled meeting in connection with each annual meeting of the shareholders, and directors are expected to attend. All director nominees who were members of our Board at the time of the 2016 Annual Meeting of Shareholders attended the 2016 Annual Meeting of Shareholders in person or by telephone.

In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors meet in executive sessions without management or non-independent directors present on a periodic basis. These meetings were held three times during 2016. Mr. Newton, as Lead Independent Director of the Board, presided over these meetings.

Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a written policy with regard to whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the Company’s oversight and leadership structure from time to time based upon the availability of qualified and competent candidates. Following Dr. Mayher’s passing, the Board reevaluated our leadership structure and determined in April 2016, in light of, among other things, the Company’s recent growth and related increase in operational complexity, the desire to ensure effective communication between management and the Board, to provide strong and consistent leadership through a unified voice for the Company, and to help ensure that the Chief Executive Officer understands and can effectively and efficiently oversee the implementation of the recommendations and decisions of the Board, to appoint Mr. Howell to the additional role of Chairman of the Board and to have Mr. Newton, who is an independent director, serve in the newly created role of Lead Independent Director of the Board. As Lead Independent Director, Mr. Newton, among other things:

●	presides over Board meetings in the absence of the Chairman;

●	presides over executive sessions of the independent directors;

●	serves as a liaison between the independent directors and the Chairman and Chief Executive Officer;

●	coordinates with the Chairman, President and Chief Executive Officer in developing and approving agendas, schedules, and materials for Board meetings; and

●	is available for consultation with significant shareholders.

With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See “Certain Relationships and Related Party Transactions” for a description of such related party transactions since the beginning of 2016 or that are currently proposed.

Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in an oversight role, including with respect to risk management. The Audit Committee assists the Board in fulfilling this risk management oversight function. The Audit Committee and management of the Company periodically review the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and the Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

Board Committees and Membership

The Board held seven meetings during 2016. During 2016, each of the directors attended 100% of the meetings of the Board and meetings of all committees of the Board on which such director served, during the period that he or she served.

Our Board has the following committees: the Audit Committee, the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Executive Committee is authorized between meetings of the Board, to manage and direct our affairs, except as otherwise provided by law or as otherwise directed by the Board. All actions by the Executive Committee are subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration. The current members of the Executive Committee are Messrs. Boger, Howell and Newton. Dr. Mayher served as a member of this committee until he passed away in January 2016.

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee held four meetings during 2016. The current members of the Audit Committee are Messrs. Boger, Elder, Hare and Newton (as Chairman). Dr. Mayher served as a member of this committee until his passing in January 2016. The Board has affirmatively determined that each of Mr. Elder and Mr. Hare is an “audit committee financial expert” as that term is defined under applicable SEC rules. The identification of Mr. Elder and Mr. Hare as an audit committee financial expert does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this proxy statement under the heading “Report of Audit Committee.”

The purpose of the Compensation Committee is to carry out the overall responsibility of the Board relating to executive officer compensation. In carrying out this purpose, the Compensation Committee has the responsibility to, among other things, establish and review the overall compensation philosophy of the Company; review and approve our goals and objectives relevant to the CEO’s and other executive officers’ compensation; and evaluate the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, determine and approve compensation of the CEO and other executive officers. The Compensation Committee also administers the Company’s various equity incentive plans. The Compensation Committee held three meetings in 2016. The current members of the Compensation Committee are Messrs. Boger (as Chairman), Garcia, Newton and Norton. Dr. Mayher served as a member of this committee until his passing in January 2016. The Board has affirmatively determined that all members of the Compensation Committee are independent, in accordance with NYSE, SEC and IRC rules governing independence. The report of the Compensation Committee is set forth in this proxy statement under the heading Report of Compensation Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities to shareholders by identifying individuals qualified to become directors of the Company, recommending candidates to the Board for all directorships, developing and recommending to the Board an applicable set of corporate governance principles, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee held three meetings in 2016. Currently, the members of the Nominating and Corporate Governance Committee are Messrs. Boger (as Chairman), Garcia, Newton and Norton. Dr. Mayher served as a member of this committee until his passing in January 2016. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with NYSE and SEC rules governing nominating committee independence. In recommending candidates to the Board for nomination as directors, the Nominating and Corporate Governance Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Nominating and Corporate Governance Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Nominating and Corporate Governance Committee considers such characteristics together with the other qualities considered necessary by the Nominating and Corporate Governance Committee, such as requisite judgment, skill, integrity and experience. The Nominating and Corporate Governance Committee does not assign a particular weight to these individual factors. Rather, the Nominating and Corporate Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, the Nominating and Corporate Governance Committee has not used a recruiting firm to assist with this process.

The Nominating and Corporate Governance Committee will consider recommendations for director nominees submitted by shareholders. The Nominating and Corporate Governance Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Corporate Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 10, 2017 by (i) any person who is known to us to be the beneficial owner of more than 5.0% of our Class A common stock or our common stock, (ii) each director and director nominee, (iii) each current executive officer named in the summary compensation table below and (iv) all directors and current executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 6,521,521 shares of Class A common stock and 66,324,959 shares of common stock outstanding as of March 10, 2017. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

	Class A Common Stock Beneficially Owned (GTN.A)		Common Stock Beneficially Owned (GTN)		Combined Voting Power of Common Stock and Class A Common Stock
Name	Shares	Percent	Shares	Percent	Percent
Richard L. Boger	13,205	*	21,066	*	*
T. L. Elder	18,719	*	21,738	*	*
Luis A. Garcia	—	*	—	*	*
Richard B. Hare	—	*	—	*	*
Hilton H. Howell, Jr.(1)	1,756,015	26.9%	1,556,960	2.3%	14.5%
Robin R. Howell(2)	1,756,015	26.9%	1,556,960	2.3%	14.5%
Elizabeth R. Neuhoff	—	*	6,857	*	*
Howell W. Newton	17,945	*	48,998	*	*
Hugh E. Norton	24,222	*	67,248	*	*
Harriett J. Robinson(3)	4,721,048	72.4%	1,635,486	2.5%	37.1%
James C. Ryan(4)	—	*	331,259	*	*
Kevin P. Latek(5)	53,517	*	334,782	*	*
Atlantic American Corporation(6)	880,272	13.5%	106,000	*	6.8%
Dimensional Fund Advisors LP(7)	—	*	5,571,589	8.4%	4.2%
BlackRock, Inc.(8)	—	*	3,895,741	5.9%	3.0%
FMR, LLC(9)	—	*	3,076,265	4.6%	2.3%
The Bank of New York Mellon Corporation(10)	—	*	3,631,236	5.5%	2.8%
Neuberger Berman Group LLC(11)	—	*	5,116,167	7.7%	3.9%
All directors and executive officers as a group (12 persons)(12)	5,605,671	86.0%	3,191,894	4.8%	44.9%

_____________

*	Less than 1%.
(1)

Includes: (a) 75,794 shares of Class A common stock and 24,955 shares of common stock owned by Mr. Howell’s wife or children directly, as to which shares he disclaims beneficial ownership; (b) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of his children, as to which shares he disclaims beneficial ownership; and (c) 6,841 shares of common stock held through his 401(k) plan. Also includes options to purchase 153,062 shares of common stock, which are currently exercisable, and 361,178 restricted shares of Class A common stock, as to which Mr. Howell has voting, but not dispositive, power.

(2)

Includes: (a) an aggregate of 681,221 shares of Class A common stock and 546,443 shares of common stock owned directly by Mrs. Howell’s husband or held through his 401(k) plan (including the 361,178 restricted shares of Class A common stock included in note 1 above); (b) options to purchase 153,062 shares of common stock held Mrs. Howell’s husband, which are currently exercisable; (c) 500 shares of Class A common stock owned by her children; and (d) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of her children. Mrs. Howell disclaims beneficial ownership of all such securities. In addition, excludes shares beneficially held by Mrs. Robinson as trustee for the benefit of Mrs. Howell, as to which Mrs. Howell has no voting or dispositive power.

(3)

Includes an aggregate of 2,188,180 shares of Class A common stock and 942,250 shares of the common stock held by various trusts for the benefit of Mrs. Robinson’s daughters or grandchildren, with respect to which Mrs. Robinson serves as trustee. Mrs. Robinson disclaims beneficial ownership of all such securities. Also includes an aggregate of 1,540,115 shares of Class A common stock and 251,000 shares of common stock owned by certain entities controlled by Mrs. Robinson. The address for Mrs. Robinson is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.

(4)

Includes: (a) 7,117 shares of common stock held through his 401(k) plan; (b) options to purchase 57,398 shares of common stock, which are currently exercisable; and (c) 126,321 restricted shares of common stock as to which Mr. Ryan has voting, but not dispositive, power.

(5)

Includes: (a) options to purchase 64,286 shares of common stock, which are currently exercisable; and (b) 24,598 restricted shares of Class A common stock and 128,113 restricted shares of common stock as to which Mr. Latek has voting, but not dispositive, power.

(6)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on August 12, 2013 by Atlantic American Corporation and other information provided to Gray. The address of Atlantic American Corporation is 4370 Peachtree Road, NE, Atlanta, Georgia 30319.

(7)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on January 24, 2017 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(9)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on April 11, 2016 by FMR, LLC. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(10)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 3, 2017 by The Bank of New York Mellon Corporation. The address of The Bank of New York Mellon Corporation is 225 Liberty Street New York, New York 10286.

(11)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 14, 2017 by Neuberger Berman Group LLC and certain of its affiliated. The address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, New York 10104.

(12)

Includes: (a) options to purchase 274,746 shares of common stock, which are currently exercisable and (b) 385,776 restricted shares of Class A common stock and 254,434 restricted shares of common stock, as to which the directors and executive officers have voting, but not dispositive, power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee of the Board maintains responsibility for establishing, reviewing and implementing our overall executive compensation philosophy. The Compensation Committee also administers our executive compensation programs through the development and evaluation of director and officer compensation plans, policies and arrangements; the approval of the compensation of each of our named executive officers; and establishing the compensation of our Board. The Compensation Committee consists of four members of our Board, Messrs. Boger (as Chairman), Garcia, Newton and Norton. The Board has affirmatively determined that all members of the Compensation Committee are independent in accordance with applicable NYSE, SEC and IRC rules governing independence.

Named Executive Officers

The following discussion is focused primarily on the Company’s compensation philosophy, policies and programs as they relate to, and amounts paid or payable to, our executive officers in 2016, consisting of the following individuals, who are referred to as our “named executive officers” or the “NEOs”:

Name	Executive Officer Since	Age	Current Positions
Hilton H. Howell, Jr.	2000	54	Chairman, President and Chief Executive Officer
James C. Ryan	1998	56	Executive Vice President and Chief Financial Officer
Kevin P. Latek	2012	46	Executive Vice President, Chief Legal and Development Officer and Secretary

Philosophy and Elements of Compensation Program

The goals of our executive compensation program are to attract, retain, motivate and reward our executive officers. We believe that the most appropriate executive compensation program is one that is competitive, yet conservatively designed, and that aligns long-term compensation with the creation of shareholder value.

The overall compensation program for our executive officers is designed to provide the Compensation Committee with the flexibility to offer a combination of cash (fixed and incentive-based) and equity-based compensation opportunities in order to retain, motivate and reward our executive officers, as well as to align their interests with those of our shareholders.

To accomplish these goals, the Compensation Committee strives to achieve an appropriate level, through the use of a combination of different forms, of compensation in order to (1) motivate the executive officers to deliver superior performance in the short-term by providing competitive base salaries, annual incentive opportunities and cash or other bonus opportunities based upon specific achievements; (2) further align the interests of the executive officers with the long-term interests of our shareholders through the grant of equity-based compensation that offers market-competitive, long-term compensation opportunities, with the potential for above-market compensation in extraordinary circumstances; (3) provide upside and downside risk aligned with other shareholders through meaningful executive stock ownership (through grants of restricted stock); (4) provide an overall compensation package that promotes executive retention and is aligned with the defined target market position; and (5) in exceptional circumstances, reward extraordinary performance with one-time awards.

Each year, our executive officers are eligible for a base salary increase, annual cash incentive awards and long-term, equity-based incentive award opportunities. Base salaries and incentive compensation award opportunities are typically based on the Compensation Committee’s evaluation of market data and historical and targeted Company and individual performance. Actual incentive awards paid are generally dependent upon the level of achievement as compared to certain pre-established goals. Executive officers also receive limited perquisites that the Compensation Committee considers appropriate for the markets in which we operate and to enable us to attract and retain executive talent. The Compensation Committee also retains the ability to reward extraordinary financial or non-financial personal or corporate performance through the payment of discretionary cash or equity-based bonus awards in any year. Consistent with 2015, the executive compensation program for 2016 primarily consisted of the following elements:

●	base salary;

●	an annual incentive compensation opportunity;

●	a long-term incentive compensation opportunity; and

●	limited perquisites and other benefits.

In addition, and consistent with our philosophy, and as described in detail elsewhere herein, in 2016 the Compensation Committee awarded certain discretionary cash bonuses to the NEOs.

Base salaries for our executives are established or adjusted from time to time based on the size and complexity of the Company, the scope of each individual executive’s role, the knowledge and experience of the individual executive, the competitiveness of the executive’s total compensation as compared to a peer group, as described below, and other market data.

With respect to the granting of non-equity incentive compensation opportunities, the Compensation Committee has historically established annual metrics and opportunity levels based solely on quantitative goals, which are designed to provide additional focus and certainty for management in striving to achieve pre-established goals. Qualitative individual performance goals have generally not been established or used to determine non-equity incentive plan compensation that might be awarded, absent extraordinary circumstances.

The decision to grant equity-based long-term incentive awards, on an annual basis or otherwise, is generally discretionary in nature. In undertaking this decision-making process, our philosophy is that the Compensation Committee should be free to consider a number of factors, including the following, or any others deemed appropriate by the Compensation Committee:

●	the amount and value of recent equity-based awards, determined by reference to value at either the grant date or other relevant date;

●	recent historical Company performance, determined by reference to stock price or other appropriate financial metric;

●	expected short and longer-term Company performance in light of internal budgets or forecasts, or other appropriate data; and

●	the overall competitiveness of current compensation levels when considered against an appropriate peer group, as described below.

In the event equity-based long-term incentive awards are granted, it has been the historical practice that award levels are also established at the Compensation Committee’s discretion, as opposed to being made with a formulaic approach such as is used to provide annual non-equity incentive compensation opportunities.

As described above, the Compensation Committee also believes it is appropriate to retain discretionary authority to make cash or equity-based bonus awards in recognition of intervening events or extraordinary performance from time to time.

Executive Compensation Program Execution

In 2016, the Compensation Committee continued to work with an independent compensation consultant to further execute on the goals of our executive compensation programs, including:

●

striving to ensure an appropriate benchmarking of compensation for each executive based on his role, as compared to market data for similar roles within the Company’s peer group, including updates to that peer group, described below;

●	establishing goals under the Company’s annual non-equity incentive compensation program based on achievement of quantifiable financial objectives established in the first quarter of each fiscal year;

●

evaluating developments at the Company, in the television broadcast industry and the economy to ensure incentive compensation program operates effectively and provides appropriate compensation to the executives; and

●	applying appropriately updated methodologies and market data in making incentive compensation decisions, all as described below.

Overview of 2016 Performance and Compensation

Actual compensation paid in and for 2016 reflected a number of significant operating and non-operating achievements during the year which the Committee believes resulted from the significant efforts of management and were instrumental in helping to build long-term value for the Company’s shareholders, including, but not limited to the following:

●	achieving record annual revenue of $812.5 million, including record retransmission consent revenue of $200.9 million, and record broadcast cash flow, which exceeded $330.0 million;

●

strengthening our balance sheet with new debt instruments carrying historically low yields for the Company in line with larger peer companies, by completing the following transactions: (i) the private placement of $500.0 million of our 5.875% senior notes due 2026 (the “2026 Notes”) in June 2016, a portion of the proceeds of which were used to repay a $425.0 million term loan that the Company marketed and secured earlier in 2016, and (ii) the private placement in September 2016 of an additional $200.0 million of our 2026 Notes and $525.0 million of new 5.125% senior notes due 2024, the proceeds of which were used along with cash on hand to complete the tender offer for, and redemption of, the outstanding $675.0 million of our 7½% senior notes due 2020;

●

completing significant, simultaneous and complex transactions involving acquisitions, swaps and divestitures related to the Company’s February 2016 acquisition of the television and radio broadcast assets of Schurz Communications, Inc. and other related transacations, which added a net total of 13 television stations to Gray’s operations;

●

entering into agreements to acquire seven television stations. The acquisitions announced and/or completed in 2016 have resulted in the successful integration of over 20 television stations that collectively increased the Company’s station group to include 101 television stations located in 54 television markets broadcasting over 200 separate programming streams; and

●

successfully terminating nearly all of the Company’s remaining national advertising sales representation agreements and transitioning that business to a new, industry-leading, in-house national sales operation, which effort provided savings of approximately $10.2 million of broadcast operating expense in the year ending December 31, 2016 as compared to the year ended December 31, 2015, and with net savings expected to continue in the future.

Gray and its industry peers experienced significant unexpected challenges in 2016 arising from the political advertising environment. As a result, despite Gray’s record performance and other achievements in 2016, and as further described under “—Annual Incentive Compensation Program” below, Gray achieved revenue, broadcast cash flow and NOP (as defined below) at levels that were lower than the threshold performance goals set for 2016. The Compensation Committee believes that Gray’s ability to perform in a challenging economic environment was due, in large part, to the leadership and performance of its executive team and reflects management’s successful execution of the Company’s strategy to continue to grow the Company and strengthen its financial position. As a result, in January 2017, the Company’s executive officers were awarded one-time, performance-based cash bonuses in recognition of their extraordinary efforts during 2016 in connection with the achievements described above and their efforts in successfully developing, pursuing and completing various strategic initiatives.

The table below shows the percentage allocation among the principal elements of total compensation paid to the NEOs in and for 2016 performance (including the one-time, discretionary cash bonuses awarded in 2017 that were related to the 2016 performance described above). Amounts in the following table do not correspond with amounts in the Summary Compensation Table which follows due to the exclusion from this table of certain limited perquisites and other benefits paid in 2016 to the NEOs, as described below, but which did not comprise a material portion of 2016 total compensation:

	Allocation Among Principal Elements of Total Compensation Paid in and for 2016
Name	Base Salary (%)	Bonus (%)	Equity Incentive Plan Compensation (%)
Hilton H. Howell, Jr.	17.4	45.3	34.8
James C. Ryan	27.5	35.1	33.0
Kevin P. Latek	26.3	37.1	34.7

Compensation Framework: Policies, Process and Risk Considerations

Engagement of Independent Compensation Consultant

For 2016, as it has done annually since 2010, the Compensation Committee engaged Grant Thornton LLP, an internationally recognized public accounting and consulting firm, as its compensation consultant to advise the Compensation Committee with respect to the implementation of Gray’s compensation philosophy, policies and practices. The Compensation Committee directly hires and has the sole authority to terminate the compensation consultant and to determine the terms and conditions of their engagement. The compensation consultant reports directly to the Compensation Committee.

The Compensation Committee takes steps to monitor and manage the independence of its compensation consultant and annually reviews the role of the compensation consultant. As a result of the policies and procedures in place with respect to the compensation consultant, the Compensation Committee believes that the compensation consultant is able to provide candid, direct and objective advice to the Compensation Committee that is not influenced by management or any other services provided to Gray by Grant Thornton LLP. As a result, the Compensation Committee believes that Grant Thornton LLP is fully independent for purposes of serving as the Compensation Committee’s compensation consultant.

Notwithstanding the foregoing, however, Grant Thornton LLP is a full service public accounting and consulting firm, and with the full knowledge of the Compensation Committee, the Audit Committee has from time to time, including in 2016, engaged a unit of Grant Thornton LLP, which is separate and distinct from the unit providing compensation consulting services to the Compensation Committee, to provide certain internal audit advisory services to the Company. In 2016, the Company paid $148,053 for such internal audit advisory services. Management and the Audit Committee of the Company believe that the unit of Grant Thornton LLP that provides these internal audit services is exceptionally qualified to provide such services.

Neither the primary compensation advisor nor any member of the compensation consulting advisory team participates in any of those other services provided to Gray. Grant Thornton LLP provides the Compensation Committee with an annual update on its services and related fees, and the Compensation Committee determines whether the compensation consulting services can be performed objectively and free from the influence of management. The Compensation Committee has determined that the provision of these separate services did not result in a conflict of interest, or otherwise impair the independence, of Grant Thornton LLP to provide independent compensation consulting services to the Compensation Committee.

Role of Executive Officers

Mr. Howell, the Company’s President and Chief Executive Officer, participates from time to time in meetings of the Compensation Committee in his role as Chief Executive Officer to provide information to the Compensation Committee and answer questions related to management and the performance of Gray, or any specific business or individual. Neither Mr. Howell nor any other employee of the Company is present when the Compensation Committee meets in executive session to make executive officer compensation decisions.

Consideration of Say-On-Pay Vote and Related Matters

The Dodd-Frank Act provides Gray’s shareholders with the right to vote to approve, on an advisory, non-binding basis, the compensation of Gray’s NEOs at specified intervals. At Gray’s 2011 annual meeting of shareholders, the shareholders approved a proposal providing that the shareholders would vote on such compensation every three years. Gray’s shareholders most recently voted on this matter at Gray’s 2014 annual meeting of shareholders and are again being provided an opportunity to vote to approve, on an advisory, non-binding basis, the compensation paid to Gray’s NEOs at the 2017 Annual Meeting. Gray’s shareholders will also vote to approve, on an advisory, non-binding basis, the frequency of future say-on-pay votes at the 2017 Annual Meeting. See “Proposal 2 – Advisory Approval of Executive Compensation” and “Proposal 3 – Advisory Vote Relating to the Frequency (Every One, Two or Three Years) of the Company’s Future Shareholder Non-Binding Advisory Votes on Executive Compensation.”

At our 2014 annual meeting of shareholders, over 98% of the votes cast on our advisory say-on-pay proposal were voted to approve the compensation paid to our NEOs. The Compensation Committee believes that this shareholder vote strongly endorses the compensation philosophy, policies and practices of the Company. After considering the result of that advisory say-on-pay vote on our executive compensation, developments in executive compensation principles and the input of the independent compensation consultant, the Compensation Committee has not believed it to be necessary to undertake any material changes in the Company’s executive compensation philosophy or programs. In addition to consideration given to the results of future say-on-pay votes, the Compensation Committee expects to consider any appropriate direct or indirect input from shareholders and other stakeholders, more general developments in executive compensation principles and the input of the independent compensation consultant, in the development and implementation of the Company’s executive compensation philosophy and programs.

Determining Competitive Practices

The Compensation Committee, with the assistance of Grant Thornton LLP, has established, and evaluates, policies and practices of a peer group for purposes of determining appropriate compensation types and amounts for our executive officers. Specifically, in 2016, the Compensation Committee used the peer group for relevant executive compensation comparisons such as market valuations of similar positions, and benchmarked certain compensation amounts and opportunities for each executive officer to market data for executives performing similar roles at peer group companies.

For purposes of establishing and benchmarking 2016 compensation, following an analysis by the Compensation Committee, with the assistance of Grant Thornton, the compensation peer group was updated for 2016 to take into account the recent merger activity and industry consolidation, as well as the growth of the Company and expansion of its operations. The updated peer group for 2016, which was used to develop compensation metrics and amounts as in prior years, was as follows: Crown Media Holdings, Inc., Cumulus Media Inc., E.W. Scripps Company, Lee Enterprises, Media General, Inc., Meredith Corporation, Nextstar Broadcasting Group, Inc., Pandora Media Inc., Radio One Inc., Scripps Networks Interactive, Inc., Sinclair Broadcast Group, Inc., TEGNA, Inc., and Tribune Publishing Company.

The Compensation Committee believes that the use of peer group benchmarking for executive compensation determination is appropriate and provides data relevant in helping the Compensation Committee execute on its philosophy.

Compensation Deduction Limitations

Section 162(m) of the IRC generally sets a limit of $1.0 million on the amount of compensation to each of the executive officers that we may deduct for federal income tax purposes in any given year. However, certain “performance-based” compensation paid in a manner that complies with the requirements of Section 162(m) of the IRC is not included in the calculation of the $1.0 million cap. Historically, tax deductibility of executive officer compensation has not been a primary objective of the Compensation Committee or the Company because of the availability of net operating losses on a tax basis and the desire to maximize flexibility in pursuing our incentive and retention objectives. Our executive compensation program historically has not been structured to comply with all the requirements of Section 162(m), but the Compensation Committee periodically reviews such requirements and gives due consideration to the most appropriate ways to structure the executive compensation program to satisfy our compensation goals and meet the Section 162(m) deductibility guidelines. We may from time to time design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans.

Process for Establishing Executive Officer Total Compensation

In establishing NEO compensation levels for 2016, the Compensation Committee with input from the Company’s President and Chief Executive Officer (with respect to other executive officers) and its independent compensation consultant, considered and evaluated historical and expected executive performance, peer group compensation metrics, internal pay equity considerations and a competitive market study prepared by Grant Thornton LLP. The study compared Gray’s practices regarding base salary, bonuses, equity awards and cash incentive awards for its NEOs with market practices as reported in the peer group’s most recent proxy data.

Risk Considerations

The Compensation Committee with the assistance of its independent compensation consultant periodically reviews the Company’s compensation philosophy, policies and practices to ensure that such philosophy, policies and practices are appropriately structured for the Company and its business objectives and discourage executives from taking excessive risk. In developing Gray’s philosophy, and implementing the policies and practices, the Compensation Committee with input from the independent compensation consultant has attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value. These mitigation strategies include: (1) the annual review and approval of certain financial performance objectives; (2) the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular; and (3) time-based vesting of equity-based awards to motivate NEOs to focus on providing consistent results over the longer term. In conducting its review of Gray’s compensation philosophy, policies and practices, including its business operations, the Compensation Committee with input from the independent compensation consultant has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.

Compensation Decisions Made for 2016

Base Salary

The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation, intended to ensure an appropriate amount of financial certainty. Salaries for the NEOs are generally subject to annual review and adjustment by the Compensation Committee.

Consistent with its practice of making initial compensation decisions for a fiscal year in the first quarter of each year, the Compensation Committee approved our NEOs’ base salaries for 2016 at its meeting in January 2016. At that time, and after consideration of the factors described above, the Compensation Committee approved a 6.0% increase in base salary for each of Messrs. Howell, Ryan and Latek.

The Compensation Committee expects to continue to monitor the named executive officers’ base salaries, and make adjustments from time to time as appropriate.

The annual base salaries for each of our NEOs were as follows for 2016:

Name	2016 Base Salary ($)
Hilton H. Howell, Jr.	955,060
James C. Ryan	561,800
Kevin P. Latek	617,980

Annual Incentive Compensation Program

At the Compensation Committee’s regularly scheduled meeting in the first quarter of each year, including in 2016, and after review of financial and other performance data from the prior fiscal year and certain internally forecasted financial information, the Compensation Committee sets certain target performance goals under the Company’s annual incentive compensation program for the upcoming year. These goals are typically quantifiable annual, or other short-term, goals. Upon the achievement by the Company of these performance goals, the executive officers are eligible for additional cash compensation through the payment of annual incentive awards. This annual incentive award opportunity is intended to motivate the executive officers toward significant Company performance on an annual basis and, if appropriate, reward them for such achievement.

The Compensation Committee established performance goals for 2016, within the parameters of the Company’s annual incentive compensation program, based on various quantifiable financial performance metrics. The three metrics approved for purposes of setting targets for 2016 annual incentive compensation awards consisted of the financial performance measures historically used by Gray for purposes of valuing the Company’s business and approximating key financial performance covenants in certain of its financing agreements as follows:

●	revenue, which is calculated net of agency commissions;

●

net operating profit (“NOP”), which is calculated by determining total revenue less broadcast and corporate expenses before depreciation, amortization, impairment of intangible assets, gains on disposal of assets, interest expense, income taxes, and loss or early extinguishment of debt; and

●

“broadcast cash flow,” which is defined as NOP plus amortization of non-cash stock based compensation, plus amortization of program broadcast rights, plus common stock contributed to 401(k) plan, less network compensation revenue, less network compensation per network affiliation agreements, less network expense per network affiliation agreements, less payments on program broadcast obligations, and plus corporate and administrative expenses (excluding amortization of non-cash stock based compensation).

For each performance measure, the target performance goal under the Company’s annual incentive compensation program was aligned with the Company’s internal business plan and annual budget as approved by the Compensation Committee. Threshold goals were established at 95% of target so that a level of performance near target was required to be achieved before any incentive payment would be awarded, with a significant reduction to the incentive eligible to be earned if results were below target. Maximum award levels were established at achievement of 110% of target levels, as the Compensation Committee believed this represented an appropriate amount of stretch in the goals. The Compensation Committee sets the threshold, target and maximum criteria at the start of each fiscal year to ensure that an appropriate degree of difficulty is incorporated into the goals. In addition, and in order to minimize the potential for changes in goals throughout the year, performance for determing award eligibility is evaluated excluding the results of any acquired operations.

For each of the financial performance measures, the following goals were established for 2016:

Financial Performance Measure	Threshold ($)	Target ($)	Maximum ($)
	(in thousands)
Revenue (less agency commissions)	727,097	765,365	841,902
NOP	315,106	331,690	364,859
Broadcast cash flow	342,546	360,575	396,633

Annual incentive compensation program payout opportunity levels were established to provide each NEO with a market-competitive incentive opportunity linked to achievement of the pre-determined financial metrics. Consistent with the Company’s overall compensation philosophy, annual incentive compensation program award opportunity levels (expressed as a percentage of base salary) approved by the Compensation Committee for the NEOs in 2016 were as follows:

	Annual Incentive Opportunity
Name	Threshold	Target	Maximum
Hilton H. Howell, Jr.	50.0%	100.0%	150.0%
James C. Ryan	25.0%	50.0%	75.0%
Kevin P. Latek	28.0%	55.0%	83.0%

Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. Actual awards are determined formulaically by linear interpolation of actual results as they relate to the established financial performance goals and the percentage by which such goals were achieved or exceeded. Furthermore, for purposes of calculating amounts payable under the Company’s annual incentive compensation program, actual Company performance compared to goal performance for each of the metrics was determined and calculated discretely.

Based on the evaluation of the Company’s financial results in 2016, excluding the results of acquired companies, and although the Company achieved record revenue and broadcast cash flows in 2016, and achieved a number of other performance milestones, Gray did not achieve any of the threshold performance goals under the annual incentive compensation program primarily due to unexpected, unprecedented and uncontrollable challenges arising from the political advertising environment in 2016. As a result, no payments to the named executive officers were made under the annual incentive compensation program for 2016.

Performance-Based Cash Bonuses

In addition to potential cash payments under the Company’s annual non-equity incentive compensation plan, as described above, consistent with the Company’s compensation philosophy, the Compensation Committee retains the ability to make discretionary performance-based bonus payments in certain circumstances to reward outstanding performance by individual executives in circumstances where the Compensation Committee believes such performance is not adequately reflected by the non-discretionary portion of the executive’s annual incentive award.

Based on what the Compensation Committee determined to be extraordinary individual efforts continuing to execute on the Company’s growth strategy despite unexpected, unprecedented and uncontrollable challenges in the political advertising environment, in further strengthening the Company’s balance sheet, in delivering continued strong performance in total shareholder return over the long term and in leading the Company to achieve various financial results and strategic goals other than as identified in the annual incentive compensation program, and undertaking the related matters described above under “Overview of 2016 Performance and Compensation,” the following discretionary one-time cash bonus awards were paid to executive officers in January 2017 for performance in 2016: Mr. Howell $2,488,900, Mr. Ryan $716,130 and Mr. Latek $870,014.

Prior to approving the bonus payments, the Compensation Committee asked Grant Thornton LLP to assess the impact of the proposed bonuses on the market competitiveness of the executives’ overall 2016 compensation. Grant Thornton LLP advised that based on the 2016 peer group, the cumulative impact of the bonuses would result in overall, actual total direct compensation for the executive officers between the 50th and 75th percentiles. In addition, the Compensation Committee noted that it believed the executive officers deserved recognition and reward for their significant contributions to the growth and success of the Company in 2016, and determined that such awards were appropriate.

Long-Term Equity Incentive Awards

In order to be able to provide awards intended to further align the interests of our executive officers and other key management personnel responsible for our growth with the interests of our shareholders through stock price appreciation, we established the 2007 Long Term Incentive Plan, which has allowed us to grant equity-based awards. The 2007 Long Term Incentive Plan allows for the grant of various types of awards including performance shares, restricted shares and stock options. If stock options are granted, it is our practice to grant options with an exercise price equal to the closing price of the underlying class of our common stock on the date of grant.

The Compensation Committee has established guidelines, expressed as a percentage of base salary, that it generally considers when evaluating annual long-term equity incentive award levels. The long-term equity incentive opportunity guidelines considered by the Compensation Committee in connection with evaluating annual long-term incentive awards in 2016 were as follows:

	Long-Term Incentive Award Opportunity Guidelines (as a Percentage of Base Salary)
Name	Low End	Mid Range	Upper End
Hilton H. Howell, Jr.	100.0%	200.0%	300.0%
James C. Ryan	60.0%	120.0%	180.0%
Kevin P. Latek	66.0%	132.0%	200.0%

Notwithstanding these guidelines, unlike the formulaic annual incentive award opportunities, which are tied to the Company’s actual performance compared to preset goals, the Compensation Committee has historically retained discretion with regard to the nature, timing and amount of long-term equity incentive awards. This discretion may be exercised based either on a prospective or retrospective and qualitative assessment of factors, as discussed above under the heading “—Philosophy and Elements of Compensation Program.”

In January 2016, in order to incent the NEOs toward the creation of long-term value, and considering recent historical Company performance, recent years’ equity incentive awards and the overall value of the NEOs’ respective target compensation levels during 2015, the Compensation Committee approved grants of long-term equity incentive awards under the 2007 Long Term Incentive Plan to the NEOs at the “mid range” of the opportunity guidelines as follows:

●	Mr. Howell: 166,677 restricted shares of Class A common stock, with an aggregate grant date fair value of $1,910,118;

●	Mr. Ryan: 51,858 restricted shares of common stock, with an aggregate grant date fair value of $674,154; and

●	Mr. Latek: 62,749 restricted shares of common stock, with an aggregate grant date fair value of $815,737.

To provide a balance between retention and performance, the Compensation Committee granted these restricted stock awards with a three-year ratable vesting schedule beginning one year from the date of grant.

Perquisites and Other Benefits

Gray also provides its executive officers with limited perquisites and other benefits, including the right to participate in all employee benefit plans generally available to employees, such as medical, dental, life and disability insurance plans. The Compensation Committee also believes it is appropriate for the Company to pay certain insurance premiums on behalf of our NEOs in order to remain market competitive for executive talent.

In addition, the executive officers participated in the Gray Television, Inc. Retirement Plan (“Retirement Plan”). Effective July 1, 2015, monthly plan benefits under the Retirement Plan were frozen for existing participants and can no longer increase and no new participants can be added. During 2016, Mr. Ryan also participated in the Busse Pension Plan (the “Busse Pension Plan”). The Company acquired Busse Broadcasting Corporation (“Busse”) in July 1998 and the Busse Pension Plan was assumed in that transaction. Mr. Ryan is a former employee of Busse. On December 31, 2016, the Busse Pension Plan was merged into the Retirement Plan. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the Retirement Plan.

Capital Accumulation Plan

Our NEOs, and all of our other employees, are eligible to participate in the Gray Television, Inc., Capital Accumulation 401(k) Plan (the “Capital Accumulation Plan”). Under the Capital Accumulation Plan employees are eligible to defer a part of their current income under the provisions of Section 401(k) of the IRC. Participants may elect to make pre-tax deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions based on annual Company performance. Discretionary profit sharing contributions, if made, are made to all qualified employees employed on the last day of the plan year, and the amount a qualified employee receives is based on their pay and years of service. In 2016, we intended to make matching contributions sufficient for the Capital Accumulation Plan to meet the safe harbor requirements under Code Section 401(k)(12)(b) and therefore matched employee contributions at a rate of 100% of the first 3% of each employee’s salary deferral, and 50% of the next 2% of each employee’s salary deferral. In addition, in 2016, we made profit sharing contributions of $3.4 million in the aggregate. Participants are always immediately vested in their voluntary contributions plus any earnings thereon. For 2016, employer contributions (plus earnings thereon) were also immediately vested as required under the safe harbor requirements under Code Section 401(k)(12)(b). The Company profit sharing contributions made for 2016 become 100% vested after a participant completes three years of service. The vested portion of a participant’s accrued benefit is payable in a lump sum upon such employee’s termination of employment, attainment of age 59 1⁄2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from the Capital Accumulation Plan and in certain specified instances of hardship.

Pension Plan

Our executive officers are eligible to participate in the Retirement Plan. Under this plan, a participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. This Retirement Plan benefit was frozen effective July 1, 2015, and no further benefits accrue thereunder.

In addition, in 2016, Mr. Ryan was eligible to receive pension benefits under the Busse Pension Plan. The benefits under the Busse Pension Plan have been frozen since September 1997. On December 31, 2016, we merged two previously acquired pension plans, including the Busse Pension Plan, into the Retirement Plan. Under the terms of the Retirement Plan, the accrued benefit is subject to the following distribution terms: in the event of death before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65; if the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55; if the deceased participant would have been eligible for early retirement at the time of death, survivor benefits may commence as soon as practicable; any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced. In the event a disability occurs before retirement, the accrued benefit will become payable at age 65; no break in service will occur and benefits will continue to accrue during disability. In the event of voluntary termination, the vested accrued benefit will become payable at age 65; if the participant had completed ten or more years of service, the benefit may commence as early as age 55; and if the participant had completed less than five years of service, the accrued benefit is not vested, and no future benefits would be payable from the Retirement Plan. Under the terms of the Busse Pension Plan, as it concerns Mr. Ryan’s accrued benefit merged into the Retirement Plan, similar spousal distribution protections are in place and will be separately applicable, and in addition, because the Busse Pension Plan has a lump sum payment option, special rules address how this lump sum option works with the annuity forms of payments also available to participants.

Summary Compensation Table

The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and our other executive officer for each of 2016, 2015 and 2014:

		Salary(1)	Bonus	Stock Awards(2)	Non- equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Hilton H. Howell, Jr.	2016	955,060	2,488,900	1,910,118	—	24,961	119,814	5,498,853
Chairman, Chief Executive	2015	901,000	1,271,480	1,351,504	1,271,480	36,687	96,707	4,928,858
Officer and President	2014	850,000	650,000	1,895,527	644,183	85,955	71,748	4,197,413

James C. Ryan	2016	561,800	716,130	674,154	—	33,689	65,214	2,050,987
Executive Vice President and	2015	530,000	373,965	530,014	373,965	66,604	23,572	1,898,120
Chief Financial Officer	2014	500,000	200,000	848,301	189,466	111,808	17,809	1,867,384

Kevin P. Latek	2016	617,980	870,014	815,737	—	6,786	38,394	2,348,911
Executive Vice President	2015	583,000	452,497	641,305	452,497	20,302	16,391	2,165,992
and Chief Legal and	2014	550,000	250,000	953,308	229,253	27,155	12,871	2,022,587
Development Officer

_____________

(1)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs’ contributions.

(2)

Grant date fair value of awards of restricted shares made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See note 6 to the Company’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2016 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718. For the years ended December 31, 2015 and 2014, includes the grant date fair value of the additional bonus equity awards for 2014 and 2013 performance, respectively, which awards were granted in January 2015 and 2014, respectively.

(3)

For each year, represents the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31 of the relevant year, and the present value of accumulated benefits at December 31 of the prior year, adjusted for benefit payments made during the year. The present values of accumulated benefits at December 31 of the relevant year were calculated using the assumptions that were used for the December 31 financial statement disclosures of the relevant year, which were the RP-2014 mortality tables, with mortality improvements beginning in 2006 based on Social Security improvement assumptions, separately for males and females, and a 4.11%, 4.31%, 4.00% interest discount, respectively. See the table in the section entitled Pension Benefits herein for additional information, including the present value assumptions used in this calculation.

(4)	See the All Other Compensation table below for additional information.

All Other Compensation

The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2016:

	Company Contributions to Defined Contribution Plans	Company Paid Insurance Premiums	Directors’ Fees(1)	Total
Name	($)	($)	($)	($)
Hilton H. Howell, Jr.	22,607	10,207	87,000	119,814
James C. Ryan	25,543	39,671	—	65,214
Kevin P. Latek	18,876	19,518	—	38,394

_____________

(1)	Represents fees paid for serving as a member of our board of directors. See the Director Compensation table for additional information.

Grants of Plan-Based Awards in 2016

The table below sets forth information about plan-based awards granted to the named executive officers during 2016 under the Company’s Annual Incentive Plan and 2007 Long Term Incentive Plan. Non-equity annual incentive compensation payments were made to our NEOs in 2016 under the Annual Incentive Plan. Stock awards were made under our 2007 Long Term Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under lying -	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards(2)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Hilton H. Howell, Jr.	1/21/2016	—	—	—	—	—	—	166,677	—	—	1,910,118
		477,530	955,060	1,432,590	—	—	—	—	—	—	—

James C. Ryan	1/21/2016	—	—	—	—	—	—	51,858	—	—	674,154
		140,450	280,900	421,350	—	—	—	—	—	—	—

Kevin P. Latek	1/21/2016	—	—	—	—	—	—	62,749	—	—	815,737
		169,945	339,889	509,834	—	—	—	—	—	—	—

_____________

(1)	For information on actual payouts under non-equity incentive plan awards for 2016 performance, see the column titled Non-equity Incentive Plan Compensation in the Summary Compensation Table above.

(2)

Grant date fair value of awards computed in accordance with FASB ASC Topic 718. See note 6 to the Company’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2016 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2016

The following table provides information on the stock options and restricted stock awards held by the NEOs at December 31, 2016. The market value of the stock awards is based on the closing market price of our common stock and Class A common stock of $10.85 and $10.40, respectively, as of December 31, 2016, as applicable.

	Stock Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hilton H. Howell, Jr.	153,062	—	—	1.99	4/1/2021	—		—	—	—
	—	—	—	—	—	313,949	(2)	3,265,070	—	—

James C. Ryan	64,286	—	—	1.99	4/1/2021	—		—	—	—
	—	—	—	—	—	100,411	(3)	1,089,959	—	—

Kevin P. Latek	57,398	—	—	1.99	4/1/2021	—		—	—	—
	—	—	—	—	—	129,068	(4)	1,378,249	—	—

_____________

(1)	All outstanding stock options at December 31, 2016 are for shares of common stock.
(2)

Includes: 43,590 restricted shares of Class A common stock that vested on January 17, 2017; 107,401 restricted shares of Class A common stock that vested on January 31, 2017; 107,399 restricted shares of Class A common stock that vest on January 31, 2018; and 55,559 restricted Class A common stock that vest on January 31, 2019.

(3)

Includes: 14,149 restricted shares of common stock that vested on January 17, 2017; 34,488 restricted shares of common stock that vested on January 31, 2017; 34,488 restricted shares of common stock that vest on January 31, 2018; and 17,286 restricted shares of common stock that vest on January 31, 2019.

(4)

Includes: 17,121 restricted shares of common stock that vested on January 17, 2017; 20,916 restricted shares of common stock and 24,600 restricted shares of Class A common stock that vested on January 31, 2017; 20,916 restricted shares of common stock and 24,598 restricted shares of Class A common stock that vest on January 31, 2018; and 20,917 restricted shares of common stock that vest on January 31, 2019.

Option Exercises and Stock Vested in 2016

The following table provides information on the number of shares of stock vested in 2016 and the value realized by each NEO before payment of any applicable withholding tax.

		Option Awards		Stock Awards
Name	Class of Stock	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Hilton H. Howell, Jr.	Common	—	—	36,682	465,495
	Class A Common	—	—	95,432	1,099,233

James C. Ryan	Common	—	—	48,283	635,763

Kevin P. Latek	Common	—	—	34,050	450,412
	Class A Common	—	—	24,600	272,568

_____________

(1)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting date.

Pension Benefits

Messrs. Howell, Ryan and Latek participate in the Retirement Plan. The Retirement Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan. As described above, the Company froze the Retirement Plan effective July 1, 2015.

A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.

In addition, under the Retirement Plan, Mr. Ryan is eligible to receive retirement benefits that would have been paid by Gray under a pension plan with Mr. Ryan’s former employer, Busse Broadcasting Corporation, which benefit amounts have been frozen since September 1997. The Company acquired Busse in July 1998 and the Busse Pension Plan was assumed in that transaction. On December 31, 2016, the Busse Pension Plan was merged into the Retirement Plan.

Our NEOs did not receive any pension benefit payments in 2016. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2016 for the NEOs:

Name	Number of Years Credited Service(1) (#)	Plan Name	Present Value of Accumulated Benefit(2) ($)
Hilton H. Howell, Jr.	14	Gray Television, Inc. Retirement Plan	353,694
James C. Ryan	18	Gray Television, Inc. Retirement Plan	613,976	(3)
Kevin P. Latek	5	Gray Television, Inc. Retirement Plan	79,096

_____________

(1)	Computed as of the same measurement date as used for 2016 financial statement reporting purposes.
(2)

The Present Value of Accumulated Benefit was calculated using the assumptions that were used for 2016 financial statement reporting purposes, which were the RP-2014 mortality tables, with mortality improvements beginning in 2006 based on Social Security improvement assumptions, separately for males and females, and a 4.11% interest discount rate.

(3)	Includes the present value of accumulated benefits that would have been paid under the Busse Pension Plan, which was merged with the Retirement Plan on December 31, 2016.

Potential Payments upon Termination or Change in Control

Our NEOs do not have employment agreements or agreements with us that provide severance in the event of a change in control, except to the extent that the 2007 Long Term Incentive Plan, the Retirement Plan and the Capital Accumulation Plan contain such provisions that are applicable to all participants. The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the employment of each NEO had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2016, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2016. These benefits include benefits available generally to salaried employees, such as distributions under the Retirement Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

For the purposes of this discussion, “disability” generally means total disability, resulting in the individual being unable to perform his job, and “change of control” means any of the following: (1) any person becoming the beneficial owner of 45% or more of the combined voting power of our then outstanding shares; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property; (4) there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, and the holders of our common stock immediately prior to the acquisition do not own 51% or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or (6) our shareholders approve any plan or proposal for our liquidation or dissolution.

The 2007 Long Term Incentive Plan provides that if an NEO’s termination of employment occurs as a result of death or disability, incentive stock options issued under the 2007 Long Term Incentive Plan will be exercisable for 12 months after such termination. If the NEO dies within 12 months of termination by reason of disability, then the period of exercise following death will be the remainder of the 12-month period or three months, whichever is longer. If the NEO dies within 3 months after termination for any other reason, the period of exercise is three months. However, in no event shall the incentive stock option be exercised more than ten years after its grant.

The 2007 Long Term Incentive Plan provides that if an NEO’s termination of employment occurs as a result of death, retirement or disability, nonqualified stock options issued under the 2007 Long Term Incentive Plan will terminate 12 months after such termination; provided, however, if the NEO dies within 12 months after termination of employment by retirement or disability, the period of exercise shall be three months after date of death. As with the incentive stock options discussed above, in no event shall the nonqualified option be exercised more than 10 years after its grant.

The 2007 Long Term Incentive Plan provides that the committee administering the 2007 Long Term Incentive Plan has the authority to make adjustments to the awards granted under the 2007 Long Term Incentive Plan upon a change in control, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, or the termination of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the committee of the vested and/or unvested portion of the award.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

The following table sets forth the amounts that would be owed by Gray to our NEOs if they were terminated as a result of involuntary termination, death, disability, voluntary termination, or there was a change of control, on December 31, 2016:

	Involuntary Termination(1)(2)	Death(1)(3)	Disability(1)(4)	Voluntary Termination(1)(2)	Change of Control(1)(5)
Name	($)	($)	($)	($)	($)
Hilton H. Howell, Jr.	463,149	4,554,830	6,188,712	463,149	3,728,219
James C. Ryan	710,427	3,503,004	3,900,709	710,427	1,799,887
Kevin P. Latek	148,016	3,489,253	5,988,292	148,016	1,526,264

_____________

(1)

Gray does not have a formal severance policy for its NEOs. At the time of a separation from service for any reason, the Board may use discretion to determine each executive’s severance payment, if any. The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payments identified in plan documents and insurance policies.

(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan as determined by the plan’s actuary.
(3)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit under their respective basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.

(4)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.

(5)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options.

Director Compensation

The current compensation and benefit program for directors is designed to appropriately compensate directors for time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our directors’ compensation for 2016 included the following cash compensation elements:

Description	Amount ($)

Chairman of the Board’s annual retainer fee	65,000
Lead Independent Director’s annual retainer fee(1)	60,000
Director annual retainer fee	55,000
Chairman of the Board fee per board meeting	4,000
Director fee per Board meeting	3,000
Audit Committee and Compensation Committee Chairman fee per committee meeting	4,000
Audit Committee and Compensation Committee member fee per committee meeting	3,500
Other committee Chairman fee per committee meeting	4,000
Other committee member fee per committee meeting	3,500

_____________

(1)	Beginning in April 2016.

Directors are generally paid the above fee arrangement for participation in person or by telephone in any meeting of the Board or any committee thereof. In addition, the members of our Board are reimbursed for reasonable travel expenses incurred by them during the execution of their duties as members of our Board and any committees.

In addition, our equity incentive plans provide the flexibility for us to grant our directors equity-based awards, including stock options and shares of restricted stock. In 2016, we granted each of our non-employee directors, who were members of the Board at the time of the 2016 Annual Meeting, shares of restricted stock valued at approximately $110,000.

The following table presents the compensation paid to our non-employee directors in 2016. Mr. Howell, our President, Chief Executive Officer and Chairman, is our only current employee director. For information on the compensation paid to Mr. Howell for his service in all positions with the Company, including as a director, see the Summary Compensation Table.

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Name(1)	($)	($)	($)
Richard L. Boger	113,500	110,000	223,500
T. L. Elder	90,000	110,000	200,000
Luis A. Garcia	56,750	—	56,750
Richard B. Hare	37,000	—	37,000
Robin R. Howell	76,000	110,000	186,000
Elizabeth R. Neuhoff	76,000	110,000	186,000
Howell W. Newton	111,000	110,000	221,000
Hugh E. Norton	93,500	110,000	203,500
Harriett J. Robinson	76,000	110,000	186,000
William E. Mayher, III(4)	16,250	—	16,250

_____________

(1)

As of December 31, 2016, with the exception of Ms. Neuhoff and Messrs. Garcia, Hare and Norton, each non-employee director held 10,387 restricted shares of our Class A common stock. As of December 31, 2016, Ms. Neuhoff and Mr. Norton each held 9,524 restricted shares of our common stock and Messrs. Garcia and Hare did not hold any restricted shares of our common stock or Class A common stock.

(2)	Represents cash compensation earned in 2016 for Board and committee service.
(3)

Grant date fair value of award of restricted shares, computed in accordance with FASB ASC Topic 718. See note 6 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2016 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(4)	Dr. Mayher served as Chairman of the Board until he passed away in January 2016.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee of the Board.

Richard L. Boger, Chairman
Luis A. Garcia

Howell W. Newton

Hugh E. Norton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Boger (Chairman), Garcia, Newton and Norton are the current members of the Compensation Committee. Dr. Mayher was a member of the Compensation Committee until he passed away in January 2016. No member of the Compensation Committee was an employee or officer of Gray or any of its subsidiaries during 2016 or was formerly an officer of Gray or any of its subsidiaries. No compensation committee interlocks existed during 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 1, 2015, the Company began leasing space for its principal offices from Delta Life Insurance Co. (“Delta Life”). Delta Life is controlled by Harriett J. Robinson, a member of our Board of Directors. In addition, Mr. and Mrs. Howell are officers, directors and/or shareholders in Delta Life. Under the terms of the lease, the Company pays annual rent of approximately $0.1 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities. The lease does not have a set termination date, but is terminable with 12-month advance notice by either party. The terms of the lease are believed by management of the Company to be no less favorable than terms that could be obtained by the Company from unrelated parties for comparable rental property.

Elizabeth R. Neuhoff is the President and Chief Executive Officer of Neuhoff Communications. On February 16, 2016, and as part of Gray’s acquisition of all of the television and radio stations of Schurz Communications, Inc. (“Schurz”), Gray divested certain radio stations owned by Schurz to Neuhoff Communications in exchange for $8.0 million. The radio station divestiture to Neuhoff Communications occurred as a result of its submission of the superior bid in a competitive auction conducted for those assets at arms’ length by an independent investment bank among multiple radio broadcasters.

During 2016, the Company paid Bankers Fidelity Life Insurance Company (“Bankers”) approximately $0.5 million in employer paid premiums related to an accident plan available to all Company employees. Bankers is a subsidiary of Atlantic American Corporation (“Atlantic American”), which is a greater than 5% shareholder of the Company. In addition, Mrs. Robinson is a director and the majority shareholder of Atlantic American and Mr. Howell is a director and the president and chief executive officer of Atlantic American.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than 10.0% of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10.0% shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2016 all Section 16(a) filing requirements applicable to our officers, directors and 10.0% beneficial owners were met, except for a single filing, relating to a single transaction, for each of Messrs. Ryan and Latek and a single filing, relating to more than one transaction, for each of Mr. Howell and Ms. Howell, each of which was filed late due to inadvertent administrative oversights.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933 or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. RSM US LLP, the Company’s independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2016 and discussed them with both management and RSM US LLP.

Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. RSM US LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and for issuing a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and RSM US LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.

The Audit Committee has also discussed with RSM US LLP the matters required to be discussed by generally accepted auditing standards, including those described in Auditing Standard No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with RSM US LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by RSM US LLP is compatible with maintaining that independence.

Based upon this review, the Audit Committee recommended to the full Board that the Company’s audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2016 and filed with the SEC.

Submitted by the Audit Committee of the Board.

Howell W. Newton, Chairman
Richard L. Boger
T. L. Elder

Richard B. Hare

OTHER MATTERS

Our Board knows of no other matters to be brought before the 2017 Annual Meeting. However, if any other matters are properly brought before the 2017 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT

Proposals of shareholders intended to be presented at our 2018 Annual Meeting of Shareholders must be received at our principal executive offices by November 22, 2017 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2018 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 5, 2018 and advise shareholders in the 2017 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on February 5, 2018. Notices of intention to present proposals at the 2018 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Kevin Latek, Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K is available online at www.gray.tv in the Investor Relations section under the heading SEC Filings. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.

HOUSEHOLDING

As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy statement by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations, telephone (404) 504-9828. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed to them in the future.

Appendix A

GRAY TELEVISION, INC.

2017 EQUITY and INCENTIVE Compensation PLAN

1.           Purpose. The purpose of this Plan is to attract and retain non-employee Directors and officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for service or performance.

2.           Definitions. As used in this Plan:

(a)     “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)     “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)     “Board” means the Board of Directors of the Company.

(d)     “Capital Stock” of any Person (as defined in Section 12) means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person (as defined in Section 12), including any Preferred Stock.

(e)     “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)      “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g)     “Class A Common Stock” means the shares of the Company’s Class A Common Stock, without par value, or any security into which such Class A Common Stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(h)     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)       “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee.

(j)       “Common Stock” means the shares of the Company’s common stock, without par value, or any security into which such Common Stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(k)      “Company” means Gray Television, Inc., a Georgia corporation, and its successors.

(l)       “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m)     “Director” means a member of the Board.

(n)     “Effective Date” means the date this Plan is approved by the Stockholders.

(o)       “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. If applicable, each Evidence of Award must specify whether the shares subject to the award are shares of Common Stock or shares of Class A Common Stock. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)       “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r)       “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)

Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

(ii)

Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow (including as defined in any credit agreement), total cash flow, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment, broadcast cash flow, or broadcast cash flow less cash corporate expenses);

(iii)	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

(iv)	Working Capital (e.g., working capital targets, working capital divided by sales);

(v)	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

(vi)	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; total leverage ratio, net of all cash; or leverage ratios as defined in any credit agreement);

(vii)

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

(viii)

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. Management Objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP, including such GAAP and non-GAAP financial metrics as set forth by the Company from time to time or as defined in any credit agreement. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Participant’s death or disability or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(s)        “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock or Class A Common Stock, as applicable, as reported for that date on the New York Stock Exchange or, if the shares of Common Stock or Class A Common Stock, as applicable, are not then listed on the New York Stock Exchange, on any other national securities exchange on which the shares of Common Stock or Class A Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock or Class A Common Stock, as applicable, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t)        “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)        “Option Price” means the purchase price payable on exercise of an Option Right.

(v)        “Option Right” means the right to purchase shares of Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(w)         “Parent Entity” means any Person of which the Company at any time is or becomes a Subsidiary after the Effective Date and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

(x)          “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(y)          “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z)          “Performance Share” means a bookkeeping entry that records the equivalent of one share of Stock awarded pursuant to Section 8 of this Plan.

(aa)        “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(bb)       “Permitted Holder” means (i) the estate of J. Mack Robinson; (ii) Harriet J. Robinson and her lineal descendants, spouses of her lineal descendants; (iii) in the event of the incompetence or death of any of the Persons described in clause (ii), such Person’s estate, executor, administrator, committee or other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); (v) any Person controlled by any of the Persons described in clause (i), (ii), (iii) or (iv) and (vi) any group of Persons in which the Persons described in clause (i), (ii), (iii), (iv) or (v), individually or collectively, control such group. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.

(cc)       “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(dd)       “Plan” means this Gray Television, Inc. 2017 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(ee)        “Predecessor Plan” means the Gray Television, Inc. 2007 Long Term Incentive Plan, as amended or amended and restated from time to time.

(ff)         “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

(gg)       “Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(hh)       “Restricted Stock” means shares of Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ii)         “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(jj)          “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(kk)        “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ll)          “Stock” means the Class A Common Stock or Common Stock.

(mm)      “Stockholder” means an individual or entity that owns one or more shares of Stock.

(nn)       “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(oo)       “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

(pp)       “Voting Stock” means, with respect to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3.           Shares Available Under this Plan.

(a)           Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 5,000,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(ii)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Class A Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 2,000,000 shares of Class A Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The aggregate number of shares of Class A Common Stock available under Section 3(a)(ii) of this Plan will be reduced by one share of Class A Common Stock for every one share of Class A Common Stock subject to an award granted under this Plan.

(b)           Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned, the Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a) above.

(ii)

Notwithstanding anything to the contrary contained in this Plan: (A) shares of Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan; (B) shares of Stock withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan; (C) shares of Stock subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof, will not be added back to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan; and (D) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan.

(iii)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Stock based on fair market value, such shares of Stock will not count against the aggregate limits under Section 3(a) of this Plan.

(c)           Limits on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, (i) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 5,000,000 shares of Common Stock and (ii) the aggregate number of shares of Class A Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 2,000,000 shares of Class A Common Stock.

(d)           Individual Participant Limits. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan:

(i)

In no event will any Participant in any calendar year be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 500,000 shares of Common Stock and 500,000 shares of Class A Common Stock.

(ii)

In no event will any Participant in any calendar year be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 250,000 shares of Common Stock and 250,000 shares of Class A Common Stock.

(iii)

In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $3,500,000.

(iv)	In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $3,500,000.

(v)

In no event will any non-employee Director in any calendar year be granted awards under this Plan having an aggregate maximum value at the Date of Grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes) in excess of $250,000.

4.           Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)          Each grant will specify the number and class of shares of Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)         Each grant will specify an Option Price per share of Stock, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)         Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of shares of Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)         To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Stock to which such exercise relates.

(e)         Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)         Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before any Option Rights or installments thereof will become exercisable. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(g)         Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)         Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)         No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j)           Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k)           Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.            Appreciation Rights.

(a)           The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. Each grant of an Appreciation Right will specify the class of Stock subject to the Appreciation Right. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)           Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Stock or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee on the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(vii)	Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(viii)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)           Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of a Appreciation Right upon such terms and conditions as established by the Committee.

6.           Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each grant of Restricted Stock must specify the class of Stock subject to the Restricted Stock award. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)        Each such grant or sale will constitute an immediate transfer of the ownership of shares of Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described, including those referred to in Section 6(g) of this Plan.

(b)        Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)        Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)        Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)        Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f)        Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(g)        Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)        Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.           Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each grant of Restricted Stock Units must specify the class of Stock subject to the Restricted Stock Units. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)       Each such grant or sale will constitute the agreement by the Company to deliver shares of Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b)       Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)       Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)       During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Stock; provided, however, that dividend equivalents or other distributions on shares of Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e)       Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Stock or cash, or a combination thereof.

(f)       Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.            Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. If applicable, each such grant must specify the class of Stock subject to the award or to which the award relates. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)       Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)       The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c)       Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d)       Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)       Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant.

(f)       The Committee may, on the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)       Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.     Other Awards.

(a)       Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant shares of Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, purchase rights for shares of Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards and will specify the class of Stock subject to the awards or to which the awards relate. Shares of Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Stock, other awards, notes or other property, as the Committee determines.

(b)       Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)       The Committee may grant shares of Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)     The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Stock; provided, however, that dividend equivalents or other distributions on shares of Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards.

(e)     Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10.          Administration of this Plan.

(a)     This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)     The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)     To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or to any Participant who is, or is determined by the Committee to likely become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision); (B) the resolution providing for such authorization shall set forth the total number of shares of Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.         Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the Person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares of Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the numbers specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.         Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the Company; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by a Permitted Holder;

(b)     during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareholders, of each new director is approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period but excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)     the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (y) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the surviving or transferee corporation; or

(d)     approval by the Stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of any Parent Entity or the Company becoming a direct or indirect wholly-owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) other than the Permitted Holders is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. For purposes of the foregoing definition, “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

13.         Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Stock may be traded.

14.         Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15.         Transferability.

(a)     Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)     The Committee may specify on the Date of Grant that part or all of the shares of Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16.        Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other Person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Stock required to be delivered to the Participant, shares of Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Stock held by such Participant. The shares of Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Stock to be withheld and delivered pursuant to this Section 16 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) is permitted by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Stock acquired upon the exercise of Option Rights.

17.          Compliance with Section 409A of the Code.

(a)     To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)     Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)     If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service (or, if earlier, upon the Participant’s death).

(d)     Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)     Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.         Amendments.

(a)     The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Stock are traded or quoted, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b)     Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c)     If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, and including in the case of termination of employment or service by reason of death, disability or retirement, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)     Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.         Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Georgia, without reference to the principles of conflicts of laws.

20.         Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.         Miscellaneous Provisions.

(a)     The Company will not be required to issue any fractional shares of Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)     This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)     Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)     No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)     Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)     No Participant will have any rights as a Stockholder with respect to any shares of Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Stock upon the stock records of the Company.

(g)     The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)     Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)     If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.         Stock-Based Awards in Substitution for Option Rights or Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)     Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)     In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)     Any shares of Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limits contained in Section 3(a) of this Plan in the following circumstances: (i) if such award is cancelled or forfeited, expires or is settled for cash (in whole or in part), (ii) if such shares of Stock are withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option or to satisfy a tax withholding obligation with respect to any award or (iii) if such shares of Stock are not actually issued in connection with the settlement of an Appreciation Right on the exercise thereof.

GRAY TELEVISION, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GA 30319

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Gray Television, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22861-P88274-Z69544

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAY TELEVISION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Hilton H. Howell, Jr.
02) Howell W. Newton
03) Richard L. Boger
04) T. L. Elder
05) Robin R. Howell
06) Luis A. Garcia
07) Richard B. Hare
08) Elizabeth R. Neuhoff
09) Hugh E. Norton

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. A non-binding advisory vote relating to the frequency (every one, two or three years) of Gray Television, Inc.'s future non-binding Say-On-Pay votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies will be authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E22862-P88274-Z69544

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRAY TELEVISION, INC

The undersigned hereby appoints Hilton H. Howell, Jr., Howell W. Newton and Kevin P. Latek each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Gray Television, Inc. to be held May 3, 2017, at the corporate headquarters of Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2, 4 AND 5, AND 3 YEARS ON PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments: ____

____

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1